Exhibit 99.3
PART IV
Item 15. Exhibits and Financial Statement Schedule
(a) Financial Statements
Our following Consolidated Financial Statements and Reports of Independent Registered Public Accounting Firm thereon are included herein (page numbers refer to pages in this Current Report on Form 8-K).

     FINANCIAL STATEMENTS AND NOTES THERETO
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED
FINANCIAL STATEMENTS
The Board of Directors and Stockholders
American Medical Systems Holdings, Inc.
We have audited the accompanying consolidated balance sheets of American Medical Systems Holdings, Inc. as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended January 3, 2009. Our audits also included the financial statement schedule listed in Item 15(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medical Systems Holdings, Inc. at January 3, 2009 and December 29, 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 3, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which became effective January 4, 2009.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), American Medical Systems Holdings, Inc.’s internal control over financial reporting as of January 3, 2009, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 26, 2009, except for Note 1,
as to which the date is August 4, 2009

American Medical Systems Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	2008	2007	2006
Net sales	$501,641	$463,928	$358,318
Cost of sales	111,097	105,592	68,872

Gross profit	390,544	358,336	289,446

Operating expenses
Marketing and selling	175,670	169,495	123,204
Research and development	46,247	43,315	33,877
In-process research and development	7,500	7,500	94,035
General and administrative	39,281	43,070	34,417
Integration costs	—	1,103	1,712
Litigation settlement	—	14,303	—
Amortization of intangibles	34,465	18,264	12,393

Total operating expenses	303,163	297,050	299,638

Operating income (expense)	87,381	61,286	(10,192)

Other (expense) income
Royalty income	4,474	5,028	1,701
Interest income	747	1,153	2,754
Interest expense	(27,398)	(37,760)	(18,395)
Amortization of financing costs	(18,482)	(16,145)	(14,434)
Gain on extinguishment of debt	5,631	—	—
Other income (expense)	(2,195)	3,071	283

Total other (expense) income	(37,223)	(44,653)	(28,091)

Income (loss) from continuing operations before income taxes	50,158	16,633	(38,283)

Provision for income taxes	19,323	11,888	9,469

Net income (loss) from continuing operations	30,835	4,745	(47,752)

Loss from discontinued operations, net of tax benefit of $0.4 million and $2.7 million for 2007 and 2006, respectively	—	(691)	(5,435)

Net income (loss)	$30,835	$4,054	$(53,187)

Net income (loss) per share
Basic net income (loss) from continuing operations	$0.42	$0.07	$(0.68)
Discontinued operations, net of tax	—	(0.01)	(0.08)

Basic net income (loss)	$0.42	$0.06	$(0.76)

Diluted net income (loss) from continuing operations	$0.42	$0.06	$(0.68)
Discontinued operations, net of tax	—	(0.01)	(0.08)

Diluted net income (loss)	$0.42	$0.06	$(0.76)

Weighted average common shares used in calculation
Basic	72,942	72,061	70,152
Diluted	73,899	73,593	70,152
The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	January 3, 2009	December 29, 2007
Assets
Current assets
Cash and cash equivalents	$11,642	$34,044
Short term investments	31,323	1,137
Accounts receivable, net	93,078	106,457
Inventories, net	38,500	60,707
Deferred income taxes	12,908	13,105
Other current assets	6,858	9,935

Total current assets	194,309	225,385

Property, plant and equipment, net	48,280	53,126
Goodwill	690,097	690,478
Developed and core technology, net	62,315	94,452
Other intangibles, net	47,349	49,337
Other long-term assets, net	2,147	3,090

Total assets	$1,044,497	$1,115,868

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,830	$13,364
Income taxes payable	7,782	—
Accrued compensation expenses	22,876	19,258
Accrued warranty expense	3,287	3,001
Other accrued expenses	21,535	46,464

Total current liabilities	63,310	82,087

Long-term debt	484,582	577,096
Deferred income taxes	50,044	56,725
Long-term income taxes payable	15,327	13,414
Long-term employee benefit obligations	3,752	3,175

Total liabilities	617,015	732,497

Stockholders’ equity
Common stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding: 73,668,415 shares at January 3, 2009 and 72,258,512 shares at December 29, 2007	737	723
Additional paid-in capital	369,594	352,648
Accumulated other comprehensive income	3,226	6,910
Retained earnings	53,925	23,090

Total stockholders’ equity	427,482	383,371

Total liabilities and stockholders’ equity	$1,044,497	$1,115,868

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

					Accumulated
	Common Stock		Additional		Other
		Par	Paid-In	Retained	Comprehensive
	Shares	Value	Capital	Earnings	Income	Total
Balances at December 31, 2005	69,525	$695	$227,284	$72,486	$2,414	$302,879

Comprehensive income
Net loss	—	—	—	(53,187)	—	(53,187)
Foreign currency translation adjustment, net of tax of $0.4 million	—	—	—	—	1,593	1,593

Total comprehensive loss						(51,594)
Issuance of common stock:
Stock options exercised	1,414	15	8,154	—	—	8,169
Employee stock purchase plan	120	1	1,764	—	—	1,765
Stock-based compensation	—	—	10,014	—	—	10,014
Income tax benefit from stock option plans	—	—	5,911	—	—	5,911
Initial application of Statement of Financial Accounting Standards No. 158, net of tax of $0.1 million	—	—	—	—	148	148
Issuance of convertible notes, net of tax of $41.1 million	—	—	67,897	—	—	67,897

Balances at December 30, 2006	71,059	711	321,024	19,299	4,155	345,189

Comprehensive income
Net income	—	—	—	4,054	—	4,054
Foreign currency translation adjustment, net of tax of $0.3 million	—	—	—	—	3,251	3,251
Unrealized loss on available-for-sale securities, net of tax benefit of $0.3 million	—	—	—	—	(433)	(433)
Net change for post-retirement plan, net of tax	—	—	—	—	(63)	(63)

Total comprehensive income						6,809
Issuance of common stock:
Stock options exercised	604	6	8,324	—	—	8,330
Employee stock purchase plan	164	2	2,498	—	—	2,500
Restricted stock awards	60	—	—	—	—	—
InnovaQuartz settlement	372	4	7,371	—	—	7,375
Stock-based compensation	—	—	12,700	—	—	12,700
Income tax benefit from stock option plans	—	—	731	—	—	731
Adjustment to initially apply FASB Interpretation No. 48	—	—	—	(263)	—	(263)

Balances at December 29, 2007	72,259	723	352,648	23,090	6,910	383,371

Comprehensive income
Net income	—	—	—	30,835	—	30,835
Foreign currency translation adjustment, net of tax of $0.3 million	—	—	—	—	(1,768)	(1,768)
Unrealized loss on foreign exchange derivatives, net of tax of $0.2 million	—	—	—	—	(323)	(323)
Unrealized loss on interest rate swap derivatives, net of tax of $1.0 million	—	—	—	—	(1,659)	(1,659)
Recognition of previously unrealized losses on available-for-sale securities, net of tax of $0.3 million	—	—	—	—	433	433
Unrealized loss on available-for-sale securities, net of tax of $0.1 million	—	—	—	—	(102)	(102)
Net change for post-retirement plan, net of tax of $0.1 million	—	—	—	—	(265)	(265)

Total comprehensive income	—	—	—	—	—	27,151
Issuance of common stock:	—	—	—	—	—
Stock options exercised	1,017	10	5,441	—	—	5,451
Employee stock purchase plan	306	3	3,420	—	—	3,423
Restricted stock awards	86	1	—	—	—	1
Stock-based compensation	—	—	8,818	—	—	8,818
Income tax benefit from stock option plans	—	—	844	—	—	844
Repurchase of convertible notes, net of adjustments	—	—	(1,577)	—	—	(1,577)

Balances at January 3, 2009	73,668	$737	$369,594	$53,925	$3,226	$427,482

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	2008	2007	2006

Cash flows from operating activities
Net income (loss)	$30,835	$4,054	$(53,187)
Loss from discontinued operations, net of tax benefit	—	(691)	(5,435)

Income (loss) from continuing operations	30,835	4,745	(47,752)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation	10,089	8,587	4,695
Gain on extinguishment of debt	(5,631)	—	—
Loss on asset disposals	688	26	385
Amortization of intangibles	34,465	18,264	12,393
Amortization of deferred financing costs	18,482	16,145	7,478
In-process research and development charges	7,500	7,500	94,035
Non-cash impairment of available-for-sale securities	843	—	—
Net payments for settlement of derivative contracts	1,385	—	—
Financing charges on credit facility	—	—	6,955
Excess tax benefit from exercise of stock options	(1,498)	(215)	(1,674)
Tax benefit on exercised stock option arrangements	844	731	5,911
Change in net deferred income taxes	(4,035)	7,951	(447)
Stock based compensation	8,942	12,398	9,830

Changes in operating assets and liabilities, net of acquired amounts:
Accounts receivable	10,978	(9,828)	(22,218)
Inventories	20,947	(30,516)	(2,817)
Accounts payable and accrued expenses	(13,842)	(3,868)	23,863
Other assets	(5,235)	15,831	(16,583)

Net cash provided by operating activities	115,757	47,751	74,054

Cash flows from investing activities
Purchase of property, plant and equipment	(6,101)	(14,173)	(21,923)
Purchase of business, net of cash acquired	—	(781)	(745,637)
Disposal of business	4,691	22,116	—
Purchase of investments in technology	(7,500)	(7,500)	(31,935)
Purchase of other intangibles	(1,352)	(382)	(2,050)
Purchase of short-term investments	(70,505)	(30,187)	(155)
Sale of short-term investments	39,999	29,570	15,189
Net payments for settlement of derivative contracts	(1,385)	—	—

Net cash used in investing activities	(42,153)	(1,337)	(786,511)

Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs	—	—	361,185
Proceeds from senior secured credit facility, net of issuance costs	—	—	352,660
Issuance of common stock	8,874	10,830	9,934
Excess tax benefit from exercise of stock options	1,498	215	1,674
Proceeds from short-term borrowings	12,000	—	25,000
Repayments of short-term borrowings	(12,000)	—	(25,000)
Payments on senior secured credit facility	(85,202)	(50,069)	(913)
Repurchase of convertible senior subordinated notes	(23,373)	—	—
Financing charges paid on credit facility	—	—	(6,955)

Net cash (used in) provided by financing activities	(98,203)	(39,024)	717,585

Cash provided by (used in) continuing operations	(24,599)	7,390	5,128

Cash used in discontinued operations
Operating activities	—	(691)	(5,435)

Cash used in discontinued operations	—	(691)	(5,435)
Effect of currency exchange rates on cash	2,197	(1,706)	(1,527)

Net increase (decrease) in cash and cash equivalents	(22,402)	4,993	(1,834)
Cash and cash equivalents at beginning of period	34,044	29,051	30,885

Cash and cash equivalents at end of period	$11,642	$34,044	$29,051

Supplemental disclosure
Cash paid for interest	$37,646	$39,075	$8,376
Cash (refunded) paid for taxes	13,710	(11,662)	14,445
Stock issued to settle contingent liabilities under InnovaQuartz purchase agreement	—	7,375	—
The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business Description, Significant Accounting Policies and Adjustments
Business Description
American Medical Systems Holdings, Inc. manufactures and markets a broad line of proprietary surgical products to urologists, gynecologists and urogynecologists for erectile restoration, benign prostatic hyperplasia (BPH), male urethral stricture, urinary and fecal incontinence, menorrhagia, and pelvic organ prolapse.
As further discussed in Note 3, Discontinued Operations and Sale of Aesthetics Business, in 2007, consistent with the plans announced with the Laserscope acquisition, we sold the Laserscope aesthetics business. The results of operations for this business for the period prior to the sale, which occurred January 16, 2007, are presented in the discontinued operations section of the statements of operations for the year ended December 29, 2007. The results of operations of the aesthetics business for the year ended December 30, 2006 are presented in the discontinued operations section of the statements of operations beginning from the date of acquisition of July 20, 2006. Unless otherwise noted, disclosures of revenues and expenses in the Notes to Consolidated Financial Statements refer to continuing operations only.
Principles of Consolidation
The consolidated financial statements include the accounts of American Medical Systems Holdings, Inc. and its subsidiaries after elimination of inter-company transactions and accounts.
Accounting Periods
We have a 52-or 53-week fiscal year ending on the Saturday nearest December 31. Accordingly, fiscal years 2008, 2007 and 2006 ended on January 3, 2009, December 29, 2007 and December 30, 2006, respectively, and are identified herein as 2008, 2007 and 2006. Fiscal year 2008 had 53 weeks and fiscal years 2007 and 2006 consisted of 52 weeks.
Cash and Cash Equivalents
For financial reporting purposes, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Our cash and cash equivalent balances are primarily maintained in our operating accounts.
Short-Term Investments
We classify investments as available-for-sale securities and record them at fair value. Our short-term investments consist of money market funds, mutual fund shares, short-term bonds and publicly traded equity securities. Unrealized gains or losses, net of related income taxes, are recorded in accumulated other comprehensive income in shareholders’ equity. Realized gains (losses) from the sale of investments are taken into income under the specific identification method. The following table summarizes the components of the balance of our short-term investments (in thousands):

	January 3, 2009		December 29, 2007
	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses
Money market funds	$30,846	$—	$—	$—

Mutual fund shares and short term bonds with a maturity of less than one year	285	—	633	—

Publicly traded equity securities	192	164	504	696

Total	$31,323	$164	$1,137	$696

The publicly traded equity securities have been in an unrealized loss position for less than twelve months and are comprised solely of the stock of Iridex Corporation. For more information regarding the Iridex stock and the related unrealized loss, refer to Note 3, Discontinued Operations and Sale of Aesthetics Business.

Concentration of Risks
Credit risk on financial instruments arises from the potential for counterparties to default on their obligations to us. Recent economic events, including failures of financial service companies and the related liquidity crisis, have considerably disrupted the capital and credit markets. Our credit risk consists of trade receivables, cash and cash equivalents, short-term investments, derivative instruments, lending commitments and insurance relationships in the ordinary course of business.
The carrying value of accounts receivable approximates fair value due to the relatively short periods to maturity on these instruments. Accounts receivable are primarily due from hospitals and clinics located mainly in the United States and Western Europe. Although we do not require collateral from our customers, concentrations of credit risk in the United States are mitigated by a large number of geographically dispersed customers. We do not presently anticipate losses in excess of allowances provided associated with trade receivables, although collection could be impacted by the underlying economies of the countries.
We place cash, cash equivalents, short-term investments and derivative instruments with high quality financial institutions, which we monitor regularly and take action where possible to mitigate risk. We do not hold investments in auction rate securities, mortgage backed securities, collateralized debt obligations, individual corporate bonds, special investment vehicles or any other investments which have been directly impacted by the recent financial crisis. To date, all previous lending commitments remain available to us, and we have not incurred any charges specific to the increased volatility in credit markets and credit risk. Insurance programs are with carriers that remain highly rated and we have no significant pending claims. Further, we do not expect our current or future credit risk exposures to have a significant impact on our operations. However, there can be no assurance that our business will not have any adverse impact from credit risk in the future.
Allowance for Doubtful Accounts
We estimate the allowance for doubtful accounts by analyzing those accounts receivable that have reached their due date and by applying rates based upon historical write-off trends and specific account reserves. Accounts are written off sooner in the event of bankruptcy or other circumstances that make further collection unlikely. When it is deemed probable that a customer account is uncollectible, that balance is written off against the existing allowance. Bad debt expense was $1.8 million, $1.0 million and $1.1 million in 2008, 2007 and 2006, respectively. The allowance for doubtful accounts was $3.5 million and $3.1 million at January 3, 2009 and December 29, 2007, respectively.
Inventories
Inventories are stated at the lower of cost or market value, determined on the first-in-first-out method. On a quarterly basis, we evaluate inventories for obsolescence and excess quantities. The evaluation includes analyses of inventory levels, historical loss trends, expected product lives, product at risk of expiration, sales levels by product, and projections of future sales demand. We reserve for inventory we consider obsolete. In addition, we record an allowance for inventory quantities in excess of forecasted demand.
Property, Plant and Equipment
Property, plant and equipment, and major system software are carried at cost less accumulated depreciation. Depreciation is recorded using straight-line or accelerated methods over the following estimated useful asset lives:

Asset class	Useful lives
Building	15-30 years
Machinery and equipment	3-12 years
Furniture, fixtures, and other	3-12 years
Software	3-5 years
Maintenance, repairs, and minor improvements are charged to expense as incurred. Significant improvements are capitalized. To the extent that we experience changes in the usage of equipment or invest in enhancements to equipment, the estimated useful lives of equipment may change in a future period.

In-Process Research and Development, Goodwill and Other Intangible Assets
When we acquire another company, the purchase price is allocated, as applicable, between in-process research and development (IPR&D), other identifiable intangible assets, tangible assets, and goodwill as required by U.S. GAAP. IPR&D is defined as the value assigned to those projects for which the related products have not received regulatory approval, have no alternative future use, and is immediately expensed. The amount of the purchase price allocated to IPR&D and other intangible assets is determined by estimating the future cash flows of each project or technology and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. The discount rate used in the valuation of IPR&D for the 2006 acquisition of Laserscope was estimated to be 16 percent to reflect the risk characteristics and uncertainty related to the development and commercialization assumptions. Costs related to manufacturing, distribution and marketing of the products are included in the projections. Also included are the expected research and development and clinical and regulation expenses projected to be incurred to bring the product to market. For IPR&D, these methodologies include consideration of the risk of the project not achieving commercial feasibility.
The forecast data employed in the analysis of our various IPR&D charges was based upon internal product level forecast and external market information. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, we believe the forecast data and assumptions used are reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Unless otherwise noted, forecast and assumptions have not changed materially from the date the appraisals were completed.
At the time of acquisition, we expect all acquired IPR&D will reach technological feasibility, but there can be no assurance that the commercial viability of these projects will be achieved. The nature of the efforts to develop the acquired technologies into commercially viable products consists principally of planning, designing and conducting clinical trials necessary to obtain regulatory approvals. The risks associated with achieving commercialization include, but are not limited to, delay or failure to obtain regulatory approvals to conduct clinical trials, failure of clinical trials, delay or failure to obtain required market clearances, and patent litigation. If commercial viability were not achieved, we would not realize the original estimated financial benefits expected for these projects. We fund all costs to complete IPR&D projects with internally generated cash flows.
Goodwill is the excess of the purchase price over the fair value of the other net assets, including IPR&D, of acquired businesses. Under SFAS 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with indefinite lives are not amortized, but are assigned to reporting units and tested for impairment annually during the fourth quarter, or whenever there is an impairment indicator. We operate as one reporting unit engaged in developing, manufacturing, and marketing medical devices. We assess goodwill impairment indicators quarterly, or more frequently, if a change in circumstances or the occurrence of events suggests the remaining value may not be recoverable. Intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives.
The first step of the impairment test for goodwill compares the fair value of a reporting unit with its carrying amount, including goodwill and other indefinite lived intangible assets. If the fair value is less than the carrying amount, the second step determines the amount of the impairment by comparing the implied fair value of the goodwill with the carrying amount of that goodwill. An impairment charge is recognized only when the calculated fair value of a reporting unit, including goodwill and indefinite lived intangible assets, is less than its carrying amount.
Other intangible assets include patents, non-compete agreements, and developed research and development technologies. They are generally amortized using the straight-line method over their respective estimated useful lives. Intangible assets with definite useful lives are reviewed for indicators of impairment in accordance with SFAS 144, Accounting for the Impairment and Disposal of Long-Lived Assets.
Long-Lived Assets
We follow Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which requires impairment losses to be recorded on long-lived assets used in operations when events and circumstances indicate the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Periodically, if an indicator of impairment exists, we measure any potential impairment utilizing discounted cash flows as an estimate of fair value. Refer to Note 6, Goodwill and Intangible Assets, for discussion of our results of impairment testing.
Revenue Recognition
We sell our products primarily through a direct sales force. A portion of our revenue is generated from consigned inventory or from inventory with field representatives. For these products, revenue is recognized at the time the product has been used or implanted. For all other transactions, we recognize revenue when title to the goods and risk of loss transfer to our customers providing there are no remaining performance obligations required from us or any matters requiring customer acceptance. In cases where we utilize distributors or ship product directly to the end user, we recognize revenue upon shipment provided all revenue recognition criteria have been met. We record estimated sales returns, discounts and rebates as a reduction of net sales in the sale period revenue is recognized.
Certain sales of lasers have post-sale obligations of installation and advanced training. These obligations are fulfilled after product shipment, and in these cases, we recognize revenue in accordance with the multiple element accounting guidance set forth in Emerging Issues Task Force Issue (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables. For each multiple element arrangement, we determine if each element is a separate unit of accounting pursuant to EITF 00-21 by ensuring that (1) the element has stand alone value to the customer, (2) there is objective evidence of the fair value for the element, and (3) if the arrangement includes a general right of return relative to the delivered item, delivery of the undelivered items is considered probable and in our control. To determine the fair value for each hardware, installation and training services element in an arrangement, we rely primarily upon vendor specific objective evidence (VSOE) of fair value using the price charged when we sell that element separately, or in the case of hardware that we do not sell separately, we rely upon vendor objective evidence of fair value in the form of competitor pricing of the same or interchangeable products. We defer revenue attributable to the post-shipment obligations and recognize such revenue when the obligation is fulfilled.
We provide incentives to customers, including volume based rebates, that are accounted for under EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Customers are not required to provide documentation that would allow us to reasonably estimate the fair value of the benefit received and we do not receive an identifiable benefit in exchange for the consideration. Accordingly, the incentives are recorded as a reduction of revenue.
All of our customers have rights of return for the occasional ordering or shipping error. We maintain an allowance for these returns and reduce reported revenue for expected returns from shipments during each reporting period. This allowance is based on historical and current trends in product returns. This allowance was $2.6 million and $2.3 million at January 3, 2009 and December 29, 2007, respectively.
Royalty Income
Royalties from licensees are based on third-party sales of licensed products and are recorded as other income in accordance with contract terms when third-party results are reliable, measurable, and collectibility is reasonably assured. Royalty estimates are made in advance of amounts collected using historical and forecasted trends.
Research and Development
Research and development costs are expensed as incurred and include costs of all research activities as well as other engineering and technical effort, including clinical and regulatory activities, required to develop a new product or make significant improvement to an existing product or manufacturing process.
Advertising and Promotional Costs
Advertising and promotional costs are charged to operations in the year incurred. Advertising and promotion costs charged to operations during 2008, 2007 and 2006 were $5.2 million, $6.3 million and $4.8 million, respectively.
Product Warranty Costs
We provide a warranty allowance to cover the cost of replacements for our erectile restoration, BPH therapy, urinary stones, incontinence, and menorrhagia products. The warranty allowance is an estimate of the future cost of honoring our warranty obligations. Warranty costs are included as part of the cost of goods sold.

We warrant all of our products to be free from manufacturing defects. In addition, if a product fails, we may provide replacements at no cost or a substantial discount from list price. When we sell products, we record an expense for the expected costs of future warranty-related claims, and increase the warranty allowance by an equivalent amount. We reduce the warranty allowance by the cost of the replacement device when an actual claim is awarded.
Product Liability
We estimate the uninsured portion of legal representation and settlement costs of product liability claims and lawsuits quarterly. This evaluation consists of reviewing historical claims costs as well as assessing future trends in medical device liability cases. Social and political factors, as well as surgeon and medical facility responsibility, make litigation costs hard to predict. If, in the future, we determine that our accrual is inadequate, the adjustment would reduce reported income in the period we recorded the adjustment.
Software Development Costs
We capitalize certain costs incurred in connection with developing or obtaining software for internal use in accordance with AICPA Statement of Position 98-1, Accounting for Computer Software Developed or Obtained for Internal Use. The net book value of capitalized software costs was $6.5 million as of January 3, 2009 and $8.8 million as of December 29, 2007. Depreciation expense on capitalized software cost was $2.4 million, $2.2 million, and $0.6 million for 2008, 2007 and 2006, respectively.
Capitalized Interest
We capitalize interest cost as part of the historical cost of construction of certain facilities and development of certain software up to the date the asset is ready for its intended use. We had no capitalized interest in 2008. Capitalized interest was $0.4 million and $0.2 million in 2007 and 2006, respectively.
Income Taxes
We account for income taxes using the liability method. With this method, deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.
We have significant amounts of deferred tax assets that are reviewed for recoverability and then valued accordingly. We evaluate the realizable value of the deferred tax assets on a quarterly and yearly basis, as well as assess the need for valuation allowances by considering historical levels of income, estimates of future taxable income, and the impact of tax planning strategies. We record a valuation allowance to reduce deferred tax assets when we believe all or part of our deferred tax assets will not be realized.
We maintain reserves for unrecognized tax benefits pursuant to FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, Accounting for Income Taxes.
Foreign Currency Translation
The financial statements for operations outside the United States are maintained in their local currency. All assets and liabilities of our international subsidiaries are translated to United States dollars at year-end exchange rates, while elements of the statement of operations are translated at average exchange rates in effect during the year. Translation adjustments arising from the use of differing exchange rates are included in accumulated other comprehensive income in stockholders’ equity with the exception of inter-company balances not considered permanently invested which are included in other income (loss). The balance of cumulative translation adjustments included in accumulated other comprehensive income was $5.5 million and $7.3 million at January 3, 2009 and December 29, 2007, respectively. Gains and losses on foreign currency transactions are also included in other income (loss).
Derivatives and Hedging Activities
     SFAS 133, Accounting for Derivative Instruments and Hedging Activities, requires that all derivatives be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income (loss) (OCI) depending on the type of hedging instrument and the effectiveness of those hedges. See Note 12, Fair Value Measurements and Derivative Financial Instruments for a description of our derivative instruments and hedging activities during 2008. We had no derivative instruments or hedging activities in 2007 or 2006.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant areas which require management’s estimates relate to the allowances for doubtful accounts receivable, sales return reserve, excess and obsolete inventories, impairment testing of long-lived assets, product warranty, product liability claims, valuation of share-based payments and income taxes. We are subject to risks and uncertainties, such as changes in the health care environment, competition, and legislation that may cause actual results to differ from estimated results.
Stock-Based Compensation
We account for stock compensation plans in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS 123(R)), Share-Based Payment, which requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant.
We recognize compensation expense for the fair value of restricted stock grants issued based on the average stock price on the date of grant. Compensation expense recognized on shares issued under our Employee Stock Purchase Plan is based on the value to the employee of the 15 percent discount applied to the stock purchase price.
Net Income per Share
We present both basic and diluted net income (loss) per share amounts. Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is based upon the weighted average number of common shares and dilutive common share equivalents outstanding during the year. Common share equivalents include stock options under our employee stock option plans and potential issuances of stock under the assumed conversion of our Convertible Senior Subordinated Notes (Convertible Notes) utilizing the treasury stock method. For further information regarding our Convertible Notes, refer to Note 9, Debt.
Common share equivalents are excluded from the computation in periods in which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on net income per share and, accordingly, are excluded from the calculation. When there is a net loss, other potentially dilutive securities are not included in the calculation of net loss per share since their inclusion would be anti-dilutive. In addition, common share equivalents related to our Convertible Notes are anti-dilutive when the market price of our stock is below the conversion price of our Convertible Notes and, therefore, are excluded from the calculation.
The following table presents information necessary to calculate basic and diluted net income (loss) per common share and common share equivalents for the years ended 2008, 2007 and 2006:

(in thousands, except per share data)	2008	2007	2006

Net income (loss) from continuing operations	$30,835	$4,745	$(47,752)

Weighted-average shares outstanding for basic net income per share	72,942	72,061	70,152
Dilutive effect of stock options and restricted shares	957	1,532	—

Adjusted weighted-average shares outstanding and assumed conversions for diluted net income (loss) per share	73,899	73,593	70,152

Net income (loss) per share
Basic net earnings (loss) from continuing operations	$0.42	$0.07	($0.68)
Diluted net earnings (loss) from continuing operations	$0.42	$0.06	($0.68)

Employee stock options of 5,521,429, 4,003,247 and 7,836,112 for fiscal 2008, 2007 and 2006, respectively, were excluded from the diluted net income per share calculation because their effect would be anti-dilutive. In 2008 and 2007, only those options with an exercise price above the market value are excluded from this calculation. Since 2006 is in a net loss position, 100 percent of outstanding employee stock options are excluded from the diluted net loss per share calculation. In addition, our Convertible Notes were excluded from the diluted net income per share calculation in 2006 through 2008 because the conversion price was greater than the average market price of our stock during the periods.
Comprehensive Income (Loss)
Comprehensive income (loss) is the sum of net income (loss) as reported and other comprehensive income (loss). Other comprehensive income (loss) resulted from foreign currency translation adjustments, gains (losses) on derivative instruments qualifying as hedges, post-retirement plan liability adjustments, and losses on available-for-sale investments. For more information on derivative instruments, see Note 12, Fair Value Measurements and Derivative Financial Instruments.
The components of comprehensive income (loss) for 2008, 2007 and 2006, were as follows:

(in thousands)	2008	2007	2006

Net income (loss)	$30,835	$4,054	$(53,187)

Foreign currency translation (loss) gain, net of taxes	(1,768)	3,251	1,593
Unrealized loss on derivative financial instruments:
Net change in periodic revaluations, net of tax	(1,982)	—	—
Recognition of previously unrealized losses on available-for-sale securities, net of taxes	433	—	—
Unrealized loss on available-for-sale securities, net of taxes	(102)	(433)	—
Prior service cost for post-retirement plan, net of tax	(24)	(24)	—
Net loss for post-retirement plan, net of tax	(241)	(39)	—

Comprehensive income (loss)	$27,151	$6,809	$(51,594)

The after-tax components of accumulated other comprehensive income (loss) as of January 3, 2009, December 29, 2007 and December 30, 2006, were as follows:

	Net Unrealized
	Gain (Loss) on				Total
	Derivative		Foreign	Net Unrealized	Accumulated
	Instruments	Post-retirement	Currency	(Loss) Gain on	Other
	Qualifying as	Plan Liability	Translation	Available-for-	Comprehensive
(in thousands)	Hedges	Adjustment	Adjustment	sale Investments	Income

Balance at December 30,2006	$—	$148	$4,007	$—	$4,155

Balance at December 29,2007	$—	$85	$7,258	$(433)	$6,910

Balance at January 3, 2009	$(1,982)	$(180)	$5,490	$(102)	$3,226

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to provide enhanced guidance when using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 applies whenever other pronouncements require or permit assets or liabilities to be measured by fair value and while not requiring new fair value measurements, may change current practices. In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, The Effective Date of FASB Statement No. 157, which defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities. The effective date for financial assets and liabilities was unchanged and takes effect for fiscal years beginning after November 15, 2007. In accordance with this interpretation, we have only adopted the provisions of SFAS No. 157 for financial assets and liabilities that are measured at fair value for our fiscal year beginning December 30, 2007. The provisions of SFAS No. 157 have not been applied to nonfinancial assets and nonfinancial liabilities. The major categories of nonfinancial assets and nonfinancial liabilities that are measured at fair value, for which we have not applied the provisions of SFAS No. 157 are as follows: goodwill, intangible assets and other long-lived assets measured at fair value for an impairment assessment, and assets and liabilities acquired as part of a purchase business combination. We have, however, included relevant SFAS No. 157 disclosures related to the accelerated amortization charge we recorded in the fourth quarter of 2008 related to certain intangible assets as discussed in Note 6, Goodwill and Intangible Assets. Also see Note 12, Fair Value Measurements and Derivative Financial Instruments, for additional information, including the effects of adoption on our Consolidated Balance Sheet.
In June 2007, the FASB ratified EITF Issue No. 07-3 (EITF 07-3), Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. EITF 07-3 requires that nonrefundable advance payments for goods or services to be received in the future for use in research and development activities should be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or services are performed. Such capitalized amounts should be charged to expense if expectations change such that the goods will not be delivered or services will not be performed. The provisions of EITF 07-3 are effective for new contracts entered into during fiscal years beginning after December 15, 2007. We adopted EITF 07-3 in the first quarter of 2008, and the adoption did not have a material impact on our consolidated results of operations or financial position.
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the acquiree and the goodwill acquired. Some of the key changes under SFAS No. 141(R) will impact the accounting treatment for certain specific acquisition related items including: (1) accounting for acquired in process research and development (IPR&D) as an indefinite-lived intangible asset until approved or discontinued rather than as an immediate expense; (2) expensing acquisition costs rather than adding them to the cost of an acquisition; (3) expensing restructuring costs in connection with an acquisition rather than adding them to the cost of an acquisition; (4) including the fair value of contingent consideration at the date of an acquisition in the cost of an acquisition; and (5) recording at the date of an acquisition the fair value of contingent liabilities that are more likely than not to occur. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) will be effective for us beginning fiscal year 2009 and must be applied prospectively to all new acquisitions closing on or after January 4, 2009. Early adoption of SFAS No. 141(R) is prohibited. SFAS No. 141(R) is expected to have a material impact on how we will identify, negotiate, and value future acquisitions and a material impact on how an acquisition will affect our consolidated financial statements.
Adjustments to Consolidated Financial Statements
The accompanying consolidated financial statements have been adjusted for the retrospective application of FASB Statement of Financial Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1), which became effective for us on January 4, 2009. The financial information contained in the consolidated financial statements and accompanying notes to the consolidated financial statements reflect only the adjustments described below related to the retrospective application of FSP APB 14-1. No other modifications or updates to the disclosures contained herein have been made in this Current Report on Form 8-K for events that occurred after March 3, 2009, the date of filing our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, with the Securities and Exchange Commission.
Effective January 4, 2009, we adopted FSP APB 14-1. Early adoption was not permitted, however, once adopted FSP APB 14-1 requires retrospective application. FSP APB 14-1 changes the balance sheet classification of a component of our Convertible Notes between equity and debt, and results in additional non-cash economic interest cost being reflected in the statement of operations. Beginning retained earnings for the year ended December 29, 2007 has been reduced by $3.9 million, and additional paid-in capital has been increased by $67.9 million, to reflect the cumulative effect of the change in accounting principle to all prior periods.

The following table illustrates the impact of the adoption of FSP APB 14-1 on certain previously reported financial statement line items in the consolidated statements of operations.

	Years Ended
	January 3, 2009		December 29, 2007		December 30, 2006
	As		As		As
	Previously	As	Previously	As	Previously	As
(in thousands, except per share data)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Amortization of financing costs	$(4,099)	$(18,482)	$(3,273)	$(16,145)	$(8,302)	$(14,434)
Gain on extinguishment of debt	10,055	5,631	—	—	—	—
Provision for income taxes	26,413	19,323	15,914	11,888	11,731	9,469
Net income (loss)	42,552	30,835	12,900	4,054	(49,317)	(53,187)

Net income (loss) per share
Basic	$0.58	$0.42	$0.18	$0.06	$(0.70)	$(0.76)
Diluted	$0.58	$0.42	$0.18	$0.06	$(0.70)	$(0.76)
The following table illustrates the adjustments made to certain previously reported financial statement line items in the consolidated balance sheets.

	January 3, 2009		December 29, 2007
	As		As
	Previously	As	Previously	As
(in thousands, except per share data)	Reported	Adjusted	Reported	Adjusted
Assets
Other long-term assets, net	$2,747	$2,147	$3,655	$3,090
Total assets	$1,045,097	$1,044,497	$1,116,433	$1,115,868

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt	$552,416	$484,582	$666,234	$577,096
Deferred income taxes	24,697	50,044	23,333	56,725
Total Liabilities	659,502	617,015	788,243	732,497

Stockholders’ Equity
Additional paid-in capital	303,274	369,594	284,751	352,648
Retained earnings	78,358	53,925	35,806	23,090
Total stockholders’ equity	385,595	427,482	328,190	383,371

Total liabilities and stockholders’ equity	$1,045,097	$1,044,497	$1,116,433	$1,115,868

The following table illustrates the adjustments made to certain previously reported financial statement line items in the consolidated statements of cash flows.

	Years Ended
	January 3, 2009		December 29, 2007		December 30, 2006
	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
(in thousands)
Net income (loss)	$42,552	$30,835	$12,900	$4,054	$(49,317)	$(53,187)
Income (loss) from continuing operations	42,552	30,835	13,591	4,745	(43,882)	(47,752)

Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Gain on extinguishment of debt	(10,055)	(5,631)	—	—	—	—
Amortization of financing costs	4,099	18,482	3,273	16,145	1,347	7,478
Change in net deferred income taxes	3,055	(4,035)	11,977	7,951	1,814	(447)

Net cash provided by operating activities	115,757	115,757	47,751	47,751	74,054	74,054

Net increase (decrease) in cash and cash equivalents	(22,402)	(22,402)	4,993	4,993	(1,834)	(1,834)
Cash and cash equivalents at beginning of period	34,044	34,044	29,051	29,051	30,885	30,885

Cash and cash equivalents at end of period	$11,642	$11,642	$34,044	$34,044	$29,051	$29,051

In addition, the retrospective application of FSP APB 14-1 resulted in changes to the consolidated statements of changes in stockholders’ equity and to Notes 1, 9, 13, 16 and 17 to the consolidated financial statements. The updated notes to the consolidated financial statements are included below.
2. Acquisitions
Laserscope
On July 20, 2006, we completed a cash tender offer for over 90 percent of the outstanding shares of common stock of Laserscope, a California corporation (Laserscope). On July 25, 2006, we acquired the remaining outstanding shares of Laserscope through a merger of Laserscope with our acquisition subsidiary, resulting in Laserscope becoming our wholly owned subsidiary. The total acquisition price for Laserscope shares and options was $718.0 million, in addition to transaction costs of approximately $22.6 million and restructuring costs of approximately $15.4 million. Laserscope designs, manufactures, sells and services an advanced line of minimally invasive medical products worldwide including medical laser systems and related energy delivery devices for the surgical treatment of obstructive benign prostatic hyperplasia (BPH) and urinary stones. The primary purpose of the Laserscope acquisition was to gain access to Laserscope’s line of medical laser systems and related energy delivery devices for outpatient surgical centers, hospital markets, and, potentially, physician offices.
Our consolidated financial statements for the years ended January 3, 2009 and December 29, 2007 include the financial results of Laserscope, and our consolidated financial statements for the year ended December 30, 2006 include the financial results of Laserscope beginning from the acquisition date of July 20, 2006.
In conjunction with our acquisition of Laserscope, we committed to a plan to divest Laserscope’s aesthetics business. The aesthetics business provides medical laser-based solutions for cosmetic treatments, and we determined that the aesthetics business did not fit into our strategy to focus on developing, manufacturing, selling and marketing medical devices that restore pelvic health. As described in Note 3, Discontinued Operations and Sale of Aesthetics Business, we sold Laserscope’s aesthetics business in the first quarter of 2007.
Restructuring Costs
In fiscal year 2006, we recorded restructuring costs of approximately $7.5 million associated primarily with employee terminations and benefits for certain employees of Laserscope. These costs were recognized as liabilities assumed in the purchase business combination and are reflected as an increase to goodwill. These costs represent management’s approved reduction of the Laserscope workforce by 35 employees, mainly in administrative departments and transferred job functions, as well as costs associated with change-in-control provisions of certain Laserscope employment contracts. Our management approved these restructuring plans in the third quarter of 2006.

Adjustments were made to these plans during 2007, primarily due to the completion of termination and benefit negotiations with certain employees, resulting in a decrease to this liability of $1.1 million. This adjustment was recorded as a decrease to goodwill. Additional minor reductions of less than $0.1 million were made in 2008. As of January 3, 2009, we have made total cash payments related to severance and benefits of $6.4 million and there are no remaining obligations.
In addition, we established a plan to exit certain contracts and activities of Laserscope at the time of the acquisition, principally the termination of several existing distributor agreements. As a result of this plan, we recorded a liability of $2.0 million in fiscal year 2006 related to our estimate of contract termination costs, which was recognized as a liability assumed in the purchase business combination and reflected as an increase to goodwill. During 2007, we recorded adjustments to increase the liability by $7.0 million to reflect the final negotiated amounts in most cases, and current estimates in some cases, of the related costs to be incurred to terminate the existing distributor agreements. These adjustments were recorded as an increase to the purchase price in accordance with Emerging Issues Task Force Issue No. 95-3 (EITF 95-3), Recognition of Liabilities in Connection with a Purchase Business Combination, because they relate to finalization of the exit plan and adjustments to the original estimates that were determined within one year of the acquisition date. In fiscal year 2008, we completed the remaining distributor negotiations and recorded adjustments to increase the liability by $1.1 million to reflect the final negotiated settlements. Since these adjustments were made outside of the purchase price allocation period, the adjustments were included in the determination of net income for the period and are reflected in marketing and selling expense on the consolidated statement of operations. As of January 3, 2009, we have made total payments and settlements of $10.1 million and there is no remaining liability related to these exit activities.
The following table summarizes 2008 activity associated with the Laserscope restructuring program:

	Restructuring			Restructuring
	Liability as of	Adjustment to	Cash Payments /	Liability as of
(in thousands)	December 29, 2007	Liability	Settlements	January 3, 2009
Severance and benefits	$216	$(44)	$(172)	$—
Contract terminations and other	3,904	1,081	(4,985)	—

Total restructuring	$4,120	$1,037	$(5,157)	$—

Integration Costs
We had no integration costs in 2008. In 2007 and 2006, we recorded $1.1 million and $1.7 million, respectively, of integration costs associated with the Laserscope acquisition, primarily related to legal, consulting and retention bonuses. These integration costs are included in operating expenses.
BioControl Medical, Ltd.
On April 26, 2006, we acquired certain issued patents and other assets from BioControl Medical, Ltd. (BioControl), an Israeli company focused on the development of medical devices for the application of implantable electrical stimulation technology. We acquired an exclusive license for the use of the patents and technologies in urology, gynecology and other pelvic health applications. In addition, as part of this acquisition, we purchased Cytrix Israel, Ltd. (Cytrix), an Israeli company with no operations, other than the employment of a specific workforce to support the related licensed technology. The purchase price is comprised of an initial payment of $25.0 million, milestone payments for relevant accomplishments through and including FDA approval of the product of up to $25.0 million, and royalties over the first ten years of the related license agreement. The purchase price allocation was made on a relative fair value basis with no amounts allocated to goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Since the technology purchased had not yet reached technological feasibility and lacked an alternative future use, the initial purchase price of $25.0 million, along with acquisition costs of $0.6 million, were charged to in-process research and development at the time of acquisition.
Additional contingent payments will be allocated to in-process research and development as this was the only asset acquired. As the license agreement from BioControl is an asset purchase and the in-process research and development includes tax basis, we were able to record related tax benefits. There were no significant tangible assets acquired or liabilities assumed. In the fourth quarter of 2007, we made a payment of $7.5 million for achieving the second milestone under the agreement. This payment was charged to in-process research and development expense in 2007.
In August 2008, we and BioControl amended the asset purchase and license agreements. Under these amendments, we agreed that the conditions for achieving the first milestone have been satisfied, and in the third quarter of 2008 we paid an additional $7.5 million for this milestone, which was charged to in-process research and development expense. In addition, BioControl agreed to eliminate our obligations to use commercially reasonable efforts to complete the remaining third milestone, and they released and waived all claims relating to such obligations. We remain liable to make the third milestone payment if and when the payment conditions are satisfied, and we agreed to make certain other payments in the event that we transfer the BioControl technology to another party prior to achieving the third milestone. The royalty period was also extended for an additional three years.
3. Discontinued Operations and Sale of Aesthetics Business
In conjunction with our acquisition of Laserscope in July 2006 (see Note 2, Acquisitions), we committed to a plan to divest Laserscope’s aesthetics business. On January 16, 2007, we sold Laserscope’s aesthetics business to Iridex Corporation (Iridex) for a sale price consisting of $26.0 million of cash consideration and 213,435 shares of Iridex unregistered common stock (subject to certain post-closing adjustments), and up to an additional $9.0 million as determined by the book value of certain inventory following termination of a manufacturing transition period of approximately six to nine months. In August 2007, we agreed with Iridex on the amount and payment plan for the final post-closing purchase price adjustment and an amount for the fair value of inventory to be purchased at the termination of the manufacturing transition period. The agreement included an increase to the purchase price of $1.1 million and an additional $4.1 million for the purchase of inventory. Pursuant to the payment plan, Iridex paid these amounts in scheduled payments through the third quarter of 2008. During 2008, Iridex paid approximately $2.6 million of receivables for which we had previously established reserves, which we recorded in other income.
Included in short-term investments at January 3, 2009 and December 29, 2007 is $0.2 million and $0.5 million, respectively, for the value of unregistered Iridex common stock received as partial consideration for the sale of the Laserscope aesthetics business. The common stock is accounted for as an available-for-sale security with changes in value recorded through other comprehensive income, unless any decline in value below the current book value is considered other-than-temporary, in which case resulting adjustments are recorded in earnings. In the first quarter of 2008, we determined that our investment was other-than-temporarily impaired and we recorded an impairment charge of $0.8 million. At January 3, 2009, the unrealized loss on the stock is $0.2 million and has been in an unrealized loss position for less than twelve months. We evaluated the near term prospects of Iridex in relation to the severity and duration of the impairment and we do not consider the investment in Iridex stock to be other-than-temporarily impaired at January 3, 2009.
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the financial results of the aesthetics business for the period prior to the sale, which occurred January 16, 2007, are presented in the discontinued operations section of the statements of operations. There was no discontinued operations activity in 2008. The following table represents the results of discontinued operations for the years ended December 29, 2007 and December 30, 2006:

(in thousands)	2007	2006
Net sales	$515	$14,583

Loss from discontinued operations before income taxes	(1,075)	(8,126)
Income tax benefit	384	2,691

Loss from discontinued operations, net of taxes	$(691)	$(5,435)

In conjunction with the sale of the aesthetics business, we entered into a supply agreement with Iridex whereby we agreed to manufacture and supply to Iridex certain aesthetics devices during a transition period. The agreement expired on October 16, 2007. Iridex reimbursed us for our cost to produce the products. Certain of the final purchase orders under the supply agreement were delivered after expiration of the agreement. Delivery was completed in the third quarter of 2008. In addition, we also entered into an agreement with Iridex to provide administrative services at no charge during a transition period of 60 days. Pursuant to EITF 03-13, Applying the Conditions in Paragraph 42

of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, we presented the results of operations of the aesthetics business as discontinued operations because we believe that the cash flows under these agreements were not significant and we had no significant continuing involvement in the operations of the aesthetics business.
4. Litigation settlements
We made cash payments of $15.0 million in 2008 for litigation settlements, primarily due to the arbitration award to the former shareholders of CryoGen, Inc. On March 15, 2006, we received a demand for arbitration by Robert A. Knarr, as shareholder representative, on behalf of the former shareholders of CryoGen, Inc. On December 30, 2002, we acquired CryoGen, Inc. pursuant to the Agreement and Plan of Merger, dated as of December 13, 2002, as amended, among our wholly-owned subsidiary, American Medical Systems, Inc., CryoGen, Inc. and Robert A. Knarr, as shareholders’ representative. The arbitration demand alleged that we breached the merger agreement by, among other things, failing to use commercially reasonable efforts to promote, market and sell the Her Option ® System and by acting in bad faith and thereby negatively impacting the former CryoGen shareholders’ right to an earnout payment under the merger agreement. On December 18, 2007, the arbitration panel issued its decision in the arbitration proceeding, and awarded the CryoGen shareholders an earnout payment. We recorded a charge to earnings for the arbitration award in December 2007, and we paid the arbitration award in January 2008.

5. Balance Sheet Information
The following provides additional information (in thousands) concerning selected balance sheet accounts:

	2008	2007
Accounts receivable
Trade accounts receivable	$95,297	$108,412
Other receivables	1,317	1,143
Allowance for doubtful accounts	(3,536)	(3,098)

Net accounts receivable	$93,078	$106,457

Inventories
Raw materials	$11,611	$21,335
Work in process	4,841	7,587
Finished goods	26,283	34,673
Obsolescence allowance	(4,235)	(2,888)

Net inventories	$38,500	$60,707

Property, plant and equipment
Land and building	$41,002	$39,129
Machinery and equipment	11,868	12,786
Construction in progress	—	356
Software	18,112	18,701
Furniture, fixtures, and other	18,598	21,107
Accumulated depreciation	(41,300)	(38,953)

Net property, plant and equipment	$48,280	$53,126

Accrued compensation expenses
Accrued payroll	$4,429	$2,700
Accrued bonuses and commissions	10,594	8,122
Accrued vacation	4,069	3,993
Other accrued compensation	3,784	4,443

Total accrued compensation expenses	$22,876	$19,258

Other accrued expenses
Accrued interest	$213	$9,968
Accrued acquisition costs	2,128	5,094
Accrued litigation settlements	—	15,103
Accrued other	19,194	16,299

Total other accrued expenses	$21,535	$46,464

Long-term employee benefit obligations
Accumulated postretirement benefit obligation	$3,623	$3,046
Other long-term benefit obligations	129	129

Total long-term employee benefit obligations	$3,752	$3,175

6. Goodwill and Intangible Assets
The changes in carrying amount of goodwill for 2008 and 2007 are as follows:

(in thousands)	2008	2007

Goodwill, beginning of the period	$690,478	$677,053
Adjustments to goodwill from acquisitions	759	11,865
Effect of currency translation	(1,140)	1,560

Goodwill, end of the period	$690,097	$690,478

The additional goodwill during 2008 relates primarily to tax adjustments related to preacquisition tax contingencies and tax basis differences. The additional goodwill during 2007 relates primarily to adjustments in purchase accounting for the Laserscope acquisition.
Under the provisions of SFAS 142, trademarks have been classified as an indefinite-lived asset, and accordingly, are not being amortized. Definite-lived intangibles are being amortized over periods ranging from one to nine years.
The following table provides additional information concerning intangible assets:

		January 3, 2009			December 29, 2007
	Weighted avg	Gross			Gross
	remaining life	carrying	Accumulated	Net book	carrying	Accumulated	Net book
(in thousands)	(years)	amount	amortization	value	amount	amortization	value

Developed and core technology	6.5	$137,553	$(75,238)	$62,315	$137,553	$(43,101)	$94,452

Other intangibles
Amortized
Patents	6.7	11,510	(9,317)	2,193	11,325	(8,964)	2,361
Licenses	2.4	9,312	(7,659)	1,653	9,158	(6,507)	2,651
Royalty agreement	4.8	2,970	(1,148)	1,822	2,970	(767)	2,203
Trademarks	2.0	2,208	(1,327)	881	2,208	(886)	1,322

Total amortized other intangible assets	4.4	26,000	(19,451)	6,549	25,661	(17,124)	8,537
Unamortized
Trademarks	n/a	40,800	—	40,800	40,800	—	40,800

Total other intangibles		66,800	(19,451)	47,349	66,461	(17,124)	49,337

Total intangible assets		$204,353	$(94,689)	$109,664	$204,014	$(60,225)	$143,789

In the fourth quarter of 2008, upon performing our annual assessment of goodwill and intangible assets, we determined that the projected future cash flows related to certain acquired developed technology had declined from our previous expectations. The projected declines in cash flows are primarily due to changes in the BPH market resulting from faster-than-expected customer conversion to the GreenLight HPS® technology. As a result of our assessment, we concluded that the carrying value of certain acquired developed technology intangible assets exceeded the undiscounted expected cash flows. Therefore, during the fourth quarter of 2008, we recorded an additional $17.1 million of amortization expense to adjust the asset carrying values to their estimated fair values using the excess earnings method of approximately $16.1 million. The most significant assumptions used in the calculation of fair value, which is considered a level 3 input under SFAS No. 157, included estimates of cash flows, contributory asset charges, tax amortization benefits and risk premiums over a weighted average cost of capital considered appropriate for these assets. This additional expense is reported as amortization of intangibles in the consolidated statements of operations.

The following discloses actual and expected aggregate amortization expense for currently-owned intangible assets (in thousands) for 2006 through 2013:

Year	Actual	Expected

2006	$12,393	$—
2007	18,264	—
2008	34,465	—
2009	—	12,801
2010	—	12,024
2011	—	11,299
2012	—	9,120
2013	—	8,504
7. Warranties
Many of our products are sold with warranty coverage for periods ranging from one year up to the patient’s lifetime. The warranty allowance is our estimate of the expected future cost of honoring current warranty obligations. Factors influencing this estimate include historical claim rates, surgical infection rates, changes in product performance, the frequency of use by the patient, the patient’s performance expectations, and changes in the terms of our policies. Changes in the warranty balance for 2008 and 2007 are disclosed in the table below.

(in thousands)	2008	2007

Balance, beginning of period	$3,001	$2,715
Provisions for warranty	5,577	5,844
Claims processed	(5,291)	(5,558)

Balance, end of period	$3,287	$3,001

8. Credit Agreements
Credit Agreement
On January 20, 2005, we entered into a credit agreement which we voluntarily terminated as of June 27, 2006 upon the issuance of the Convertible Notes, which are described in Note 9, Debt. The credit agreement provided for $150.0 million senior unsecured five year revolving credit facility (U.S. dollars only), with a $20.0 million sub-limit for the issuance of standby and commercial letters of credit, and a $10.0 million sub-limit for swing line loans. During the second quarter 2006 we borrowed $21.0 million on this facility. We repaid the outstanding balance with operating cash and voluntarily terminated the agreement in June 2006.
On July 20, 2006, we entered into a Credit Facility led by CIT Healthcare LLC, which is described in Note 9, Debt.
Bridge Loan Commitment Fee
In June 2006, in preparation for the acquisition of Laserscope, we obtained a commitment for up to $180.0 million of senior subordinated unsecured financing. We incurred a commitment fee of $7.0 million for the financing commitment, but did not use the financing. The commitment fee was recorded as amortization of financing costs in 2006.
9. Debt
Senior Secured Credit Facility
On July 20, 2006, in conjunction with the Laserscope acquisition, our wholly-owned subsidiary, American Medical Systems, Inc. (AMS), entered into a credit and guarantee agreement (the Credit Facility) with CIT Healthcare LLC, as agent, and certain lenders from time to time party thereto (the Lenders). AMS and each majority-owned domestic subsidiary of AMS are parties to the Credit Facility as guarantors of all of the obligations of AMS arising under the Credit Facility. Each of the subsidiary guarantors is 100 percent owned by us and the guarantees are joint and several. The obligations of AMS and each of the guarantors arising under the Credit Facility are secured by a first priority security interest granted to the agent on substantially all of their respective assets, including a mortgage on the AMS facility in Minnetonka, Minnesota.
The six-year senior secured Credit Facility consists of (i) term loan debt and (ii) a revolving credit facility of up to $65.0 million which is available to fund ongoing working capital needs, including future capital expenditures and permitted acquisitions. During January 2008, we borrowed $12.0 million under the revolving credit facility to fund the payment of certain litigation settlements (refer to Note 4, Litigation Settlements). We repaid the outstanding balance with operating cash in February 2008. As of January 3, 2009 and December 29, 2007, there were $228.8 million and $314.0 million of term loans outstanding under the Credit Facility.
At our option, term loans under the Credit Facility (other than swing line loans) bear interest at a variable rate based on LIBOR or an alternative variable rate based on the greater of the prime rate or the federal funds effective rate plus 0.5 of 1.0 percent (Federal Funds Rate) plus an applicable margin. The applicable margin for term loans based on LIBOR is 2.25 percent per annum, while the applicable margin for term loans based on the prime rate or the Federal Funds Rate is 1.25 percent per annum. As of January 3, 2009, all debt under the Credit Facility had a variable interest rate based on the LIBOR index. The applicable margin for loans under the revolving credit facility is determined by reference to our total leverage ratio, as defined in the Credit Facility. In addition to initial Credit Facility fees and reimbursement of agent expenses, we are obligated to pay commitment fees on the revolving credit facility.
The term loans amortize 1.0 percent of the current principal balance quarterly from December 2006 through September 2011 and the remaining 95 percent will amortize December 2011 through July 2012. In addition, mandatory prepayments are due under the Credit Facility equal to (i) 75 percent of Excess Cash Flow (defined generally as net income, plus depreciation and amortization and other non-cash charges including IPR&D, plus decreases or minus increases in working capital, minus capital expenditures (to the extent not financed) and amortization payments with respect to the term loan, and any other indebtedness permitted under the loan documents) with a step-down of 50 percent of Excess Cash Flow when the Total Leverage Ratio is less than 4.00 to 1.00, (ii) 100 percent of the net proceeds of any asset sale (subject to a limited reinvestment option and a $2.5 million exception), (iii) 100 percent of the net proceeds of any debt (including convertible securities) or preferred stock issuance, and (iv) 50 percent of the net proceeds of any other equity issuance. Amounts due under the Credit Facility may also be voluntarily prepaid without premium or penalty.
Amortization and other prepayments of $85.2 million and $50.1 million were made during 2008 and 2007, respectively, including $17.6 million during 2007 for prepayments related to the disposal of the aesthetics business.
The Credit Facility contains affirmative and negative covenants and other limitations (subject to various carve-outs and baskets). The covenants limit: (a) the making of investments, the amount of capital expenditures, the payment of dividends and other payments with respect to capital, the disposition of material assets other than in the ordinary course of business, and mergers and acquisitions under certain conditions, (b) transactions with affiliates unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) the incurrence of liens and indebtedness, and (d) substantial changes in the nature of the companies’ business. The Credit Facility also contains financial covenants which require us to maintain predetermined ratio levels related to leverage, interest coverage, fixed charges, and a limit on capital expenditures. In addition, the Credit Facility contains customary events of default, including payment and covenant defaults and material inaccuracy of representations. The Credit Facility further permits the taking of customary remedial action upon the occurrence and continuation of an event of default, including the acceleration of obligations then outstanding under the Credit Facility.
Fees of $10.5 million are classified as debt discount and are being accreted to amortization of financing costs using the effective interest method over a six year period. Additional debt issuance costs of approximately $2.4 million are recorded as other long term assets and are being amortized over six years using the straight-line method. Upon payment of the prepayments described above, a pro rata portion of the related fees and debt issuance costs of $2.0 million and $1.4 million was immediately charged to amortization of financing costs in the years ending January 3, 2009 and December 29, 2007, respectively. Of these charges, $0.4 million related to the sale of the aesthetics business and were charged to discontinued operations during 2007.

The scheduled amortization payments under the Credit Facility are adjusted after each prepayment. As of January 3, 2009, the amortization payments for the next five years are as follows (in thousands):

Fiscal 2009	$2,341
Fiscal 2010	2,341
Fiscal 2011	57,350
Fiscal 2012	166,785
Fiscal 2013	—
Amendment of Credit Facility
On October 29, 2007, we entered into a First Amendment of our Credit Facility to modify certain financial covenant ratios as defined in the Credit Facility (the Amendment). Pursuant to the terms of the Amendment, certain of the financial tests and covenants provided in Section 6.8 of the Credit Facility were amended and restated, including the interest coverage ratio, the total leverage ratio, the fixed charge coverage ratio, and the prior year maximum consolidated capital expenditures.
Convertible Senior Subordinated Notes; Supplemental Guarantor Information
On June 27, 2006, we issued $373.8 million in principal amount of our Convertible Senior Subordinated Notes with a stated maturity of July 1, 2036 (Convertible Notes). The Convertible Notes bear a fixed interest rate of 3.25 percent per year, payable semiannually. The Convertible Notes are our direct, unsecured, senior subordinated obligations, rank junior to the senior secured Credit Facility and will rank junior in right of payment to all of our future senior secured debt as provided in the Indenture. In December 2008, we repurchased Convertible Notes with a principal amount of $34.5 million in exchange for a cash payment of $23.4 million. In connection with this transaction, we recorded a gain on extinguishment of debt of $5.6 million in 2008.
Effective January 4, 2009, we adopted FSP APB 14-1, which requires retrospective application. FSP APB 14-1 requires separately accounting for the liability and equity components of our Convertible Notes in a manner that will reflect our nonconvertible debt borrowing rate when interest and amortization cost is recognized in subsequent periods. The excess of the principal amount of the liability component over its carrying amount will be treated as debt discount and amortized using the effective interest method. This change in accounting for our Convertible Notes has been applied to our consolidated financial statements on a retrospective basis, as required by the FSP. For more details on the impact of this change on our consolidated financial statements, refer to Note 1, Business Description, Significant Accounting Policies and Adjustments.
In addition, underwriting commissions of approximately $11.2 million and debt issuance costs of approximately $1.4 million were allocated to the liability and equity components in proportion to the allocation of proceeds. Approximately $7.9 million of the underwriting commissions were allocated to the liability component and are treated as additional debt discount. Approximately $1.0 million of the debt issuance costs were allocated to the liability component and recorded as other long-term assets, and these costs are being amortized using the straight line method over seven years (representing the time period until the first put date under the Convertible Notes). Approximately $3.3 million of the underwriting commissions and approximately $0.4 million of the debt issuance costs were allocated to the equity component and are treated as equity issuance costs and are not amortized.
The carrying amount of the equity component of our Convertible Notes was $105.0 million and $107.6 million as of January 3, 2009 and December 29, 2007, respectively. In addition, $38.7 million and $39.7 million of deferred taxes are recorded in additional paid-in capital as of January 3, 2009 and December 29, 2007, respectively, related to the Convertible Notes. As of January 3, 2009, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $339.3 million, $77.2 million and $262.1 million, respectively. The unamortized discount will be amortized over a remaining period of 4.5 years. As of December 29, 2007, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $373.8 million, $99.8 million and $274.0 million, respectively. The effective interest rate on the liability component was 9.5% for each of the years ended January 3, 2009, December 29, 2007 and December 30, 2006. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, we recognized $12.2 million, $12.1 million and $6.3 million, respectively, of interest expense representing the contractual interest coupon on our Convertible Notes, and $14.7 million, $13.2 million and $6.3 million, respectively, of amortization expense related to the discount on the liability component.

In addition to regular interest on the Convertible Notes, we will also pay contingent interest beginning July 1, 2011, if the average market price of the Convertible Notes for the five consecutive trading days immediately before the last trading day before the relevant six-month period equals or exceeds 120 percent of the principal amount of the Convertible Notes.
Our Convertible Notes are convertible under the following circumstances for cash and shares of our common stock, if any, at a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of Convertible Notes (which is equal to an initial conversion price of approximately $19.406 per share), subject to adjustment: (1) when, during any fiscal quarter, the last reported sale price of our common stock is greater than 130% of the conversion price for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five trading days immediately after any five consecutive trading-day period in which the trading price of a Convertible Note for each day of that period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate; (3) if specified distributions to holders of our common stock occur; (4) if we call the Convertible Notes for redemption; (5) if a designated event occurs; or (6) during the 60 days prior to, but excluding, any scheduled repurchase date or maturity date. Upon conversion, we would be required to satisfy up to 100 percent of the principal amount of the Convertible Notes solely in cash, with any amounts above the principal amount to be satisfied in shares of our common stock. If a holder elects to convert its Convertible Notes in connection with a designated event that occurs prior to July 1, 2013, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such Convertible Notes. Conversion of our Convertible Notes into common stock could result in dilution to our shareholders. The Convertible Notes currently hold a fair value below their conversion rate. Market conditions have deteriorated to the point where holders value the liquidity from the Convertible Notes, even at a significant discount. Any redemption due to the trading price discount, described in (2) above, would be subject to the restrictions imposed by the Credit Facility and would occur at the lower of market or conversion value, which would likely be substantially below the par value of the debt. All of the above conversion rights will be subject to certain limitations imposed by our Credit Facility.
We have the right to redeem for cash all or a portion of the Convertible Notes on or after July 6, 2011 at specified redemption prices as provided in the Indenture plus accrued and unpaid interest and contingent interest. Holders of the Convertible Notes may require us to purchase all or a portion of their Convertible Notes for cash on July 1, 2013; July 1, 2016; July 1, 2021; July 1, 2026; and July 1, 2031 or in the event of a designated event, at a purchase price equal to 100 percent of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest and contingent interest.
As of January 3, 2009 and December 29, 2007, these Convertible Notes were trading at $67.78 and $98.00 per hundred principal, respectively, which equates to a market value of $229.9 million and $366.3 million, respectively.
The Convertible Notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by four of our significant domestic subsidiaries: American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope (the Guarantor Subsidiaries). Each of the subsidiary guarantors is 100 percent owned by us. The guarantees are joint and several, and are subordinated in right of payment to the guaranteed obligations of our significant domestic subsidiaries under our senior Credit Facility.
The following supplemental condensed consolidating financial information presents the statements of operations for each of the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the balance sheets as of January 3, 2009 and December 29, 2007, and the statements of cash flows for each of the years ended January 3, 2009, December 29, 2007 and December 30, 2006, for the Guarantor Subsidiaries as a group, and separately for our non-Guarantor Subsidiaries as a group. In the condensed consolidating financial statements, we and the Guarantor Subsidiaries account for investment in wholly-owned subsidiaries using the equity method.

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Statement of Operations
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	Year Ended Janaury 3, 2009
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$451,054	$113,080	$(62,493)	$501,641

Cost of sales	—	109,873	64,637	(63,413)	111,097

Gross profit	—	341,181	48,443	920	390,544

Operating expenses
Marketing and selling	—	136,340	39,330	—	175,670
Research and development	—	46,247	—	—	46,247
In-process research and development	—	7,500	—	—	7,500
General and administrative	—	39,280	1	—	39,281
Amortization of intangibles	—	34,465	—	—	34,465

Total operating expenses	—	263,832	39,331	—	303,163

Operating income	—	77,349	9,112	920	87,381

Other (expense) income
Royalty income	—	2,974	1,500	—	4,474
Interest income	—	1,509	104	(866)	747
Interest expense	(12,234)	(15,140)	(890)	866	(27,398)
Amortization of financing costs	(14,804)	(3,678)	—	—	(18,482)
Gain on extinguishment of debt	5,631	—	—	—	5,631
Other income (expense)	—	(860)	(1,310)	(25)	(2,195)

Total other (expense) income	(21,407)	(15,195)	(596)	(25)	(37,223)

(Loss) income before income taxes	(21,407)	62,154	8,516	895	50,158

Provision for income taxes	(8,069)	23,970	3,084	338	19,323
Equity in earnings of subsidiary	43,616	5,432	—	(49,048)	—

Net income	$30,278	$43,616	$5,432	$(48,491)	$30,835

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Statement of Operations
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	Year Ended December 29, 2007
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$423,879	$97,555	$(57,506)	$463,928

Cost of sales	—	103,964	57,871	(56,243)	105,592

Gross profit	—	319,915	39,684	(1,263)	358,336

Operating expenses
Marketing and selling	—	135,960	33,535	—	169,495
Research and development	—	43,066	249	—	43,315
In-process research and development	—	7,500	—	—	7,500
General and administrative	—	42,997	73	—	43,070
Integration costs	—	1,103	—	—	1,103
Litigation settlement	—	14,303	—	—	14,303
Amortization of intangibles	—	14,783	3,481	—	18,264

Total operating expenses	—	259,712	37,338	—	297,050

Operating income	—	60,203	2,346	(1,263)	61,286

Other (expense) income
Royalty income	—	5,028	—	—	5,028
Interest income	—	1,401	57	(305)	1,153
Interest expense	11,921)	(25,480)	(659)	300	(37,760)
Amortization of financing costs	(13,397)	(2,748)	—	—	(16,145)
Other income (expense)	—	3,233	(137)	(25)	3,071

Total other (expense) income	(25,318)	(18,566)	(739)	(30)	(44,653)

(Loss) income from continuing operations before income taxes	(25,318)	41,637	1,607	(1,293)	16,633

Provision for income taxes	(8,756)	20,524	610	(490)	11,888

Net (loss) income from continuing operations	(16,562)	21,113	997	(803)	4,745

Loss from discontinued operations, net of tax	—	(691)	—	—	(691)
Equity in earnings of subsidiary	21,419	997	—	(22,416)	—

Net income	$4,857	$21,419	$997	$(23,219)	$4,054

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Statement of Operations
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1)

	Year Ended December 30, 2006
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$333,191	$60,950	$(35,823)	$358,318

Cost of sales	—	69,178	35,241	(35,547)	68,872

Gross profit	—	264,013	25,709	(276)	289,446

Operating expenses
Marketing and selling	—	100,040	23,164	—	123,204
Research and development	—	33,877	—	—	33,877
In-process research and development	—	87,648	6,387	—	94,035
General and administrative	—	34,290	127	—	34,417
Integration costs	—	1,712	—	—	1,712
Amortization of intangibles	—	9,033	3,360	—	12,393

Total operating expenses	—	266,600	33,038	—	299,638

Operating loss	—	(2,587)	(7,329)	(276)	(10,192)

Other (expense) income
Royalty income	—	1,701	—	—	1,701
Interest income	—	2,699	55	—	2,754
Interest expense	(6,291)	(11,524)	(580)	—	(18,395)
Amortization of financing costs	(13,302)	(1,132)	—	—	(14,434)
Other income (expense)	—	(227)	461	49	283

Total other (expense) income	(19,593)	(8,483)	(64)	49	(28,091)

Loss from continuing operations before income taxes	(19,593)	(11,070)	(7,393)	(227)	(38,283)

Provision for income taxes	(7,228)	17,151	(371)	(83)	9,469

Net loss from continuing operations	(12,365)	(28,221)	(7,022)	(144)	(47,752)

Loss from discontinued operations, net of tax	—	(5,435)	—	—	(5,435)
Equity in (loss) earnings of subsidiary	(40,678)	(7,022)	—	47,700	—

Net (loss) income	$(53,043)	$(40,678)	$(7,022)	$47,556	$(53,187)

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Balance Sheet
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1)

	As of January 3, 2009
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$—	$3,143	$8,499	$—	$11,642
Short term investments	15,756	15,433	134	—	31,323
Accounts receivable, net	618,891	68,158	24,817	(618,788)	93,078
Inventories, net	—	36,521	5,226	(3,247)	38,500
Deferred income taxes	—	12,412	496	—	12,908
Other current assets	—	5,832	1,026	—	6,858

Total current assets	634,647	141,499	40,198	(622,035)	194,309

Property, plant and equipment, net		46,751	1,529	—	48,280
Goodwill	—	628,193	85,925	(24,021)	690,097
Developed and core technology, net	—	62,315	—	—	62,315
Other intangibles, net	—	47,349	—	—	47,349
Investment in subsidiaries	110,868	32,824	—	(143,692)	—
Other long-term assets, net	578	1,418	151	—	2,147

Total assets	$746,093	$960,349	$127,803	$(789,748)	$1,044,497

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,461	$556,362	$70,944	$(630,937)	$7,830
Accrued compensation expenses	—	19,252	3,624	—	22,876
Accrued warranty expense	—	3,300	(13)	—	3,287
Income taxes payable	(980)	6,657	2,105	—	7,782
Other accrued expenses	91	18,504	2,940	—	21,535

Total current liabilities	10,572	604,075	79,600	(630,937)	63,310

Non-current liabilities
Long term debt	262,094	222,488	—	—	484,582
Intercompany loans payable	—	—	15,119	(15,119)	—
Deferred income taxes	45,945	3,839	260	—	50,044
Long-term income taxes payable	—	15,327	—	—	15,327
Long-term employee benefit obligations	—	3,752	—	—	3,752

Total non-current liabilities	308,039	245,406	15,379	(15,119)	553,705

Total liabilities	318,611	849,481	94,979	(646,056)	617,015

Stockholders’ equity
Common stock	737	—	9	(9)	737
Additional paid-in capital	369,594	3,424	67,368	(70,792)	369,594
Accumulated other comprehensive income	3,226	(1,334)	4,367	(3,033)	3,226
Retained earnings (deficit)	53,925	108,778	(38,920)	(69,858)	53,925

Total stockholders’ equity	427,482	110,868	32,824	(143,692)	427,482

Total liabilities and stockholders’ equity	$746,093	$960,349	$127,803	$(789,748)	$1,044,497

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Balance Sheet
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	As of December 29, 2007
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$32	$21,671	$12,341	$—	$34,044
Short term investments	—	792	345	—	1,137
Accounts receivable, net	637,000	72,207	34,094	(636,844)	106,457
Inventories, net	—	58,545	7,314	(5,152)	60,707
Deferred income taxes	—	12,522	583	—	13,105
Other current assets	—	8,062	1,873	—	9,935

Total current assets	637,032	173,799	56,550	(641,996)	225,385

Property, plant and equipment, net	—	51,623	1,503	—	53,126
Goodwill	—	627,813	86,686	(24,021)	690,478
Developed and core technology, net	—	74,173	20,279	—	94,452
Other intangibles, net	—	47,134	2,203	—	49,337
Investment in subsidiaries	80,318	27,312	—	(107,630)	—
Other long-term assets, net	781	2,199	110	—	3,090

Total assets	$718,131	$1,004,053	$167,331	$(773,647)	$1,115,868

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,397	$531,104	$106,050	$(645,187)	$13,364
Accrued compensation expenses	—	16,419	2,839	—	19,258
Accrued warranty expense	—	3,001	—	—	3,001
Other accrued expenses	6,005	37,677	2,782	—	46,464

Total current liabilities	27,402	588,201	111,671	(645,187)	82,087

Non-current liabilities
Long term debt	273,966	303,130	—	—	577,096
Intercompany loans payable	—	—	20,830	(20,830)	—
Deferred income taxes	33,392	15,815	7,518	—	56,725
Long-term income taxes payable	—	13,414	—	—	13,414
Long-term employee benefit obligations	—	3,175	—	—	3,175

Total non-current liabilities	307,358	335,534	28,348	(20,830)	650,410

Total liabilities	334,760	923,735	140,019	(666,017)	732,497

Stockholders’ equity
Common stock	723	—	9	(9)	723
Additional paid-in capital	352,648	3,424	75,683	(79,107)	352,648
Accumulated other comprehensive income	6,910	242	7,462	(7,704)	6,910
Retained earnings (deficit)	23,090	76,652	(55,842)	(20,810)	23,090

Total stockholders’ equity	383,371	80,318	27,312	(107,630)	383,371

Total liabilities and stockholders’ equity	$718,131	$1,004,053	$167,331	$(773,647)	$1,115,868

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements- (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	Year Ended January 3, 2009
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities
Net cash provided by (used in) operating activities	$12,969	$107,771	$(4,983)	$—	$115,757

Cash flows from investing activities
Purchase of property, plant and equipment	—	(5,468)	(633)	—	(6,101)
Disposal of business	—	4,691	—	—	4,691
Purchase of investments in technology	—	(7,500)	—	—	(7,500)
Purchase of other intangibles	—	(1,352)	—	—	(1,352)
Purchase of short term investments	—	(70,440)	(65)	—	(70,505)
Sale of short term investments	—	39,731	268	—	39,999
Net payments from settlement of derivative contracts	—	(1,385)	—	—	(1,385)

Net cash used in investing activities	—	(41,723)	(430)	—	(42,153)

Cash flows from financing activities
Intercompany notes	—	626	(626)	—	—
Issuance of common stock	8,874	—	—	—	8,874
Excess tax benefit from exercise of stock options	1,498	—	—	—	1,498
Proceeds from short-term borrowings	—	12,000	—	—	12,000
Repayments of short-term borrowings	—	(12,000)	—	—	(12,000)
Payments on senior secured credit facility	—	(85,202)	—	—	(85,202)
Repurchase of convertible senior subordinated notes	(23,373)	—	—	—	(23,373)

Net cash used in financing activities	(13,001)	(84,576)	(626)	—	(98,203)

Effect of exchange rates on cash	—	—	2,197	—	2,197

Net decrease in cash and cash equivalents	(32)	(18,528)	(3,842)	—	(22,402)

Cash and cash equivalents at beginning of period	32	21,671	12,341	—	34,044

Cash and cash equivalents at end of period	$—	$3,143	$8,499	$—	$11,642

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	Year Ended December 29, 2007
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net cash (used in) provided by operating activities	$(12,151)	$55,039	$4,863	$—	$47,751

Cash flows from investing activities
Purchase of property, plant and equipment	—	(12,983)	(1,190)	—	(14,173)
Purchase of business, net of cash acquired	—	—	(781)	—	(781)
Disposal of business	—	22,116	—	—	22,116
Purchase of investments in technology	—	(7,500)	—	—	(7,500)
Purchase of other intangibles	—	(382)	—	—	(382)
Purchase of short term investments	—	(30,079)	(108)	—	(30,187)
Sale of short term investments	—	29,560	10		29,570

Net cash provided by (used in) investing activities	—	732	(2,069)	—	(1,337)

Cash flows from financing activities
Intercompany notes	—	2,089	(2,089)	—	—
Dividend from parent	—	(8,334)	8,334	—	—
Issuance of common stock	10,830	—	—	—	10,830
Excess tax benefit from exercise of stock options	215	—	—	—	215
Payments on long-term debt	—	(50,069)	—	—	(50,069)

Net cash provided by (used in) financing activities	11,045	(56,314)	6,245	—	(39,024)

Cash used in discontinued operations
Operating activities	—	(691)	—	—	(691)

Net cash used in discontinued operations	—	(691)	—	—	(691)

Effect of exchange rates on cash	—	—	(1,706)	—	(1,706)

Net (decrease) increase in cash and cash equivalents	(1,106)	(1,234)	7,333	—	4,993

Cash and cash equivalents at beginning of period	1,138	22,905	5,008	—	29,051

Cash and cash equivalents at end of period	$32	$21,671	$12,341	$—	$34,044

American Medical Systems Holdings, Inc.
Notes to Consolidated Financial Statements - (Continued)
Condensed Consolidating Statement of Cash Flows
(In thousands)
(Retroactively adjusted to reflect the adoption of FSP APB 14-1. See Note 1.)

	Year Ended December 30, 2006
	American
	Medical		Non-
	Systems	Guarantor	Guarantor		Consolidated
	Holdings, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net cash (used in) provided by operating activities	$(5,082)	$44,372	$34,764	$—	$74,054

Cash flows from investing activities
Purchase of property, plant and equipment	—	(22,155)	232	—	(21,923)
Purchase of business, net of cash acquired	—	(718,555)	(27,082)	—	(745,637)
Purchase of investments in technology	—	(25,548)	(6,387)	—	(31,935)
Purchase of other intangibles	—	(2,050)	—	—	(2,050)
Purchase of short term investments	—	(145)	(10)	—	(155)
Sale of short term investments	—	15,175	14	—	15,189

Net cash used in investing activities	—	(753,278)	(33,233)	—	(786,511)

Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs	361,185	—	—	—	361,185
Proceeds from senior secured credit facility, net of issuance costs	—	352,660	—	—	352,660
Intercompany notes	(361,185)	363,748	(2,563)	—	—
Issuance of common stock	9,934	—	—	—	9,934
Excess tax benefit from exercise of stock options	1,674	—	—	—	1,674
Proceeds from short-term borrowings	21,000	4,000	—	—	25,000
Repayments of short-term borrowings	(21,000)	(4,000)	—	—	(25,000)
Payments on long-term debt	—	(913)	—	—	(913)
Financing charges paid on credit facility	(6,955)	—	—	—	(6,955)

Net cash provided by (used in) financing activities	4,653	715,495	(2,563)	—	717,585

Cash used in discontinued operations
Operating activities	—	(5,435)	—	—	(5,435)

Net cash used in discontinued operations	—	(5,435)	—	—	(5,435)

Effect of exchange rates on cash	—	—	(1,527)	—	(1,527)

Net (decrease) increase in cash and cash equivalents	(429)	1,154	(2,559)	—	(1,834)

Cash and cash equivalents at beginning of period	1,567	21,751	7,567	—	30,885

Cash and cash equivalents at end of period	$1,138	$22,905	$5,008	$—	$29,051

10. Stock-Based Compensation
At January 3, 2009 we have one active stock-based employee compensation plan under which new awards may be granted.
The following table presents a summary of the share-based compensation expense recognized for these plans:

	Year Ended	Year Ended	Year Ended
(in thousands)	January 3, 2009	December 29, 2007	December 30, 2006

Stock-option awards	$7,721	$9,574	$9,169
Restricted stock awards	602	2,228	136
Employee stock purchase plan	619	596	525

Total share-based compensation expense	$8,942	$12,398	$9,830

The following table presents the statement of operations classification of pre-tax stock-based compensation expense, for stock options, restricted stock awards and the employee stock purchase plan, recognized for the years ended January 3, 2009, December 29, 2007 and December 30, 2006:

	Year Ended	Year Ended	Year Ended
(in thousands)	January 3, 2009	December 29, 2007	December 30, 2006

Cost of sales	$2,069	$1,584	$420
Marketing and selling	3,454	4,187	3,330
Research and development	2,254	2,766	2,113
General and administrative	1,165	3,861	3,967

Total share-based compensation expense	$8,942	$12,398	$9,830

Compensation cost capitalized as part of inventory for the twelve months ended January 3, 2009, December 29, 2007 and December 30, 2006 was ($0.1) million, $0.3 million and $0.2 million, respectively. The total income tax benefit recognized in our statement of operations for share-based compensation arrangements was $2.6 million, $3.6 million and $2.3 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
SFAS 123(R) requires the cash flows resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Excess tax benefits of $1.5 million, $0.2 million and $1.7 million were classified as financing cash inflows for the twelve-month periods ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.
Our 2005 Stock Incentive Plan (2005 Plan), which replaced our 2000 Equity Incentive Plan (2000 Plan), permits the grant of share options and shares to our employees, consultants and directors of up to 6,600,000 shares of common stock, plus the number of shares under our 2000 Plan as of May 5, 2005 subject to outstanding option adjustments, for total grants available of 21,960,526. We have granted options to purchase shares for an aggregate of 19,246,279 shares (net of cancellations) under both plans and 2,714,247 shares remain available for future grants under our 2005 Plan.
Options granted under the plans generally become exercisable for twenty-five percent of the shares on the first anniversary date of the grant and 6.25 percent at the end of each quarter thereafter. Options are granted with an exercise price equal to the fair market value of the common stock on the date of the grant.
Options granted under our 2000 Plan generally have a stated expiration, if not exercised or earlier terminated, ten years after the date of grant. Options granted under our 2005 Plan generally have a stated expiration, if not exercised or earlier terminated, seven years after the date of grant.

Activity under our 2000 and 2005 plans for the twelve months ended January 3, 2009, December 29, 2007 and December 30, 2006 was as follows:

		Weighted average	Aggregate
	Options	exercise price	Intrinsic
	outstanding	per share	Value
			(in thousands)
Balance at December 31, 2005	7,950,650	$11.97
Granted	1,403,550	$19.43
Exercised	(1,414,220)	$5.77
Cancelled or expired	(684,406)	$15.91

Balance at December 30, 2006	7,255,574	$14.25

Granted	1,401,600	$18.50
Exercised	(603,698)	$13.80
Cancelled or expired	(465,584)	$18.44

Balance at December 29, 2007	7,587,892	$14.82

Granted	1,453,040	$14.41
Exercised	(1,016,891)	$5.36
Cancelled or expired	(1,003,700)	$19.06

Balance at January 3, 2009	7,020,341	$15.50	$1,431

Options exercisable at January 3, 2009	4,499,761	$15.17	$1,431

Exercise prices and weighted average remaining contractual life for options outstanding as of January 3, 2009, excluding estimated forfeitures, are summarized as follows:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		average	average		average
	Number	remaining	exercise	Number	exercise
Range of exercise prices	of shares	contractual life	price	of shares	price

$0.83 - $13.84	1,769,162	3.8 years	$9.19	1,555,062	$8.73
$13.90 - $14.94	1,771,157	5.9 years	14.48	445,548	14.83
$15.62 - $19.56	1,823,548	5.2 years	18.14	1,227,827	18.08
$19.69 - $21.68	1,656,474	4.3 years	20.41	1,271,324	20.38

Total	7,020,341	4.8 years	$15.50	4,499,761	$15.17

The total intrinsic value of options exercised during the twelve months ended January 3, 2009 was $8.2 million. The total intrinsic value at January 3, 2009 is based on our closing stock price on the last trading day of the year for in-the-money options. The weighted-average remaining contractual term of options exercisable at January 3, 2009 was 4.2 years.
The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model, incorporating key assumptions on volatility and expected option lives based on our analysis of historical indicators. Forfeitures are estimated based on historical indicators. We adopted the straight-line method of expense attribution that results in a straight-line amortization of the compensation expense over the vesting period for all options.

The following table provides the weighted average fair value of options granted to employees and the related assumptions used in the Black-Scholes model:

	2008	2007	2006
Fair value of options granted	$5.00	$6.50	$7.48
Risk free interest rate	2.88%	4.44%	4.68%
Expected dividend rate	0.00%	0.00%	0.00%
Stock price volatility	34.81%	32.88%	35.29%
Expected life of option	5 years	5 years	5 years
Expected life: We analyze historical employee exercise and termination data to estimate the expected life assumption. We believe that historical data currently represents the best estimate of the expected life of a new employee option. For determining the fair value of options under SFAS No. 123(R), we use different expected lives for the general employee population in the United States, employees in international offices and for officers and directors. In preparing to adopt SFAS No. 123(R), we examined its historical pattern of option exercises to determine if there was a discernable pattern as to how different classes of employees exercised their options. Our analysis showed that officers and directors hold their stock options for a longer period of time before exercising compared to the rest of the employee population and that United States employees hold their stock options for a longer period of time before exercising as compared to international employees.
Expected volatility: We estimate the volatility of our common stock by using the historical volatility over the expected life of the applicable option. We made the decision to use historical volatility due to the limited availability of actively traded options for our common stock from which to derive implied volatility.
Risk-free rate of return: The rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a term similar to the expected life of the options.
Dividend yield: We have not paid dividends in the past and do not anticipate paying any cash dividends in the foreseeable future, therefore a dividend yield of zero is assumed.
As of January 3, 2009, we had $15.1 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements granted under our 2005 Plan. We expect that cost to be recognized over a weighted average period of 2.4 years. The total fair value of shares vested during the twelve month period ended January 3, 2009 was $8.8 million.
During the year ended January 3, 2009, stock options were exercised to acquire 1,016,891 shares. Cash received upon exercise was $5.4 million. The tax benefit realized upon exercise was $0.8 million. Shares purchased under the employee stock purchase plan were 306,161 during the year.
On February 9, 2007, our board approved and adopted standard change in control severance agreements for each of our senior management officers, including provisions that all unvested stock options held by the executives would immediately vest in full and become exercisable upon a change in control, whether or not the acquiring entity or successor assumes or replaces the stock options and whether or not the executive continues to be employed by us (or the successor) after the change in control. The accelerated options will remain exercisable for a period of two years from the date of the change in control or, if later, the date of the officer’s termination, but in any event not later than the expiration date of the options. The impact of this modification on our stock-based compensation expense was immaterial.
Restricted Stock
Restricted stock awards are granted to employees under the 2005 Stock Incentive Plan upon hire or based on performance criteria established by management. Restricted stock awards are independent of stock option awards and are subject to forfeiture if employment terminates prior to the release of the restrictions. We grant restricted stock which generally vests over a four year period. During the vesting period, ownership of the shares cannot be transferred. Restricted stock is considered issued and outstanding at the grant date and has the same dividend and voting rights as other common stock. We recognize compensation expense for the fair value of the restricted stock grants issued based on the average stock price on the date of grant. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Stock Incentive Plan. The option pool is reduced by two shares for each restricted share granted.
The following table summarizes restricted stock activity during the twelve months ended January 3, 2009, December 29, 2007 and December 30, 2006:

	Unvested Shares	Weighted average
	outstanding	grant date fair value
Balance at December 31, 2005	—	$—
Granted	123,326	18.51
Vested	—	—
Cancelled	(2,800)	19.48

Balance at December 30, 2006	120,526	18.49

Granted	197,322	18.39
Vested	(60,125)	18.72
Cancelled	(41,003)	18.67

Balance at December 29, 2007	216,720	18.30

Granted	94,800	14.70
Vested	(86,601)	18.50
Cancelled	(32,351)	17.67

Balance at January 3, 2009	192,568	$16.54

Employee Stock Purchase Plan
We have an Employee Stock Purchase Plan (ESPP) which allows employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation, subject to certain limitations, to purchase shares of common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. Compensation expense recognized on shares issued under our ESPP is based on the value to the employee of the 15 percent discount applied to the stock price. The plan was amended in May 2008 to increase the number of shares reserved under the plan from 1,000,000 to 2,000,000 common shares and to delete the term and termination date of the plan. Shares issued under the plan through January 3, 2009 total 1,077,718, with a balance available to be issued of 922,282.
11. Commitments and Contingent Liabilities
Product Liability
We are self-insured for product liability claims below $1.0 million for each occurrence and $3.0 million in the aggregate, and maintain product liability insurance above these limitations.
We are involved in a number of claims and lawsuits considered normal in our business, including product liability matters. While it is not possible to predict the outcome of legal actions, we believe that any liability resulting from the pending claims and suits that would potentially exceed existing accruals would not have a material, adverse effect on our financial position or on our results of operations or cash flows for any period.

Operating Leases
Future minimum operating lease obligations for automobiles, office space, and other facilities were as follows at January 3, 2009:

(in thousands)

2009	$2,883
2010	2,235
2011	1,694
2012	1,165
2013	189
2014 and beyond	—

Total	$8,166

Rent expense was $3.3 million, $2.7 million and $2.0 million in 2008, 2007 and 2006, respectively. The automobiles, which are typically leased for three years, are used by sales personnel. The office obligations include the Laserscope facilities in California and Arizona, and sales offices outside the U.S.
12. Fair Value Measurements and Derivative Financial Instruments
SFAS No. 157, Fair Value Measurements, defines and establishes a framework for measuring fair value and expands disclosure about fair value measurements. Furthermore, SFAS No. 157 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect our own assumptions of market participant valuation (unobservable inputs). In accordance with SFAS No. 157, we have categorized our financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Financial assets and liabilities recorded on the Consolidated Balance Sheet are categorized on the inputs to the valuation techniques as follows:
     Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.
     Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:
•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in non-active markets;

•	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability; and

•	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.
     Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes our financial assets measured at fair value on a recurring basis as of January 3, 2009 (in thousands):

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
Description	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)

Assets
Money market funds	$30,846	$—	$—
Available-for-sale securities	192	—	—
Other short-term investments	151	134	—
Derivatives	—	882	—

Total	$31,189	$1,016	$—

Liabilities
Derivatives	$—	$4,392	$—

Money market funds: Our money market funds are highly liquid investments with a maturity of three months or less. These assets are classified within Level 1 of the fair value hierarchy because the money market funds are valued using quoted market prices in active markets.
Available-for-sale securities: As of January 3, 2009, our available-for-sale securities included unregistered common stock of Iridex. These are valued using quoted market prices multiplied by the number of shares owned (see Note 3, Discontinued Operations and Sale of Aesthetics Business).
Other short-term investments: Other short-term investments consist of mutual fund shares and short-term bonds. Investments for which quoted market prices are available are categorized as Level 1 in the fair value hierarchy. For the remaining investments, which have maturities of three months or less, the carrying amount is a reasonable estimate of fair value and these have been classified as Level 2.
Derivatives: The total fair value of various interest rate swap contracts as of January 3, 2009 is a liability of $2.7 million, reported in other accrued expenses. The fair value of various foreign exchange forward contracts as of January 3, 2009 includes assets of $0.9 million, reported in other current assets, and liabilities of $1.7 million, reported in other accrued expenses. We measure our derivatives at fair value on a recurring basis using significant observable inputs, which is a Level 2 as defined in the SFAS No. 157 fair value hierarchy.
During the third quarter of 2008, due to market changes in the yield curve we replaced our existing fixed interest rate swap contracts, which were based on three-month LIBOR, with new swap contracts based on one-month LIBOR, as designated cash flow hedges of the floating rate interest payments for a portion of our borrowings under the Credit Facility. The net gain on the terminated swaps of $0.4 million was immediately recognized in other income (expense), since the original forecasted transactions based on the previous index are no longer probable of occurring.
In addition, we have entered into foreign exchange forward contracts that are designated as cash flow hedges of currency fluctuations for a portion of our forecasted sales to certain subsidiaries, denominated in Euros, British pounds, Canadian dollars and Australian dollars. We have also entered into foreign exchange forward contracts to manage a portion of our exposure to foreign exchange rate fluctuations on certain inter-company receivables denominated in Euros, British pounds, Canadian dollars and Australian dollars. These contracts are not designated as an accounting hedge and the change in fair value of $1.2 million was recorded as a loss in 2008.
We use derivatives to mitigate our exposure to volatility in interest and foreign currency exchange rates. We hedge only exposures in the ordinary course of business. We account for our derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, which requires all derivatives to be carried on the balance sheet at fair value and meet certain documentary and analytical requirements to qualify for hedge accounting treatment. Hedge accounting creates the potential for a Consolidated Statement of Operations match between the changes in fair values of derivatives and the changes in cost of the associated underlying transactions, in this case interest expense and translation gain or loss. Derivatives held by us are designated as hedges of specific exposures at inception, with an expectation that changes in the fair value will essentially offset the change in cost for the underlying exposure. Discontinuance of hedge accounting is required whenever it is subsequently determined that an underlying transaction is not going to occur, with any gains or losses recognized in the Consolidated Statement of Operations at such time, with any subsequent changes in fair value recognized currently in earnings. Fair values of derivatives are determined from dealer quotations. The interest rate swap and foreign currency exchange forward contract derivatives outstanding at January 3, 2009 have remaining terms between one and fifteen months, and the associated underlying transactions are expected to occur within those time frames.
The effective portion of the change in fair value of the interest rate swaps and foreign currency exchange contracts is reported in accumulated other comprehensive income, a component of stockholder’s equity, and is being recognized as an adjustment to interest expense or other income (expense), respectively, over the same period the related expenses are recognized in earnings. Ineffectiveness would occur when changes in the market value of the hedged transactions are not completely offset by changes in the market value of the derivatives, and such changes are recognized currently in earnings. No ineffectiveness was recognized during 2008. Amounts due from counterparties (unrealized hedge gains) or owed to counterparties (unrealized hedge losses) are included in accounts receivable, net or other accrued expenses, respectively. Cash receipts or payments related to our derivatives are generally classified in the Consolidated Statements of Cash Flow as cash flows from operating activities, consistent with the related items being hedged, unless the derivative is not designated as a hedge or if hedge accounting is discontinued, in which case the receipts or payments are classified as cash flows from investing activities.
13. Industry Segment Information and Foreign Operations
Since our inception, we have operated in the single industry segment of developing, manufacturing, selling and marketing medical devices. In the first quarter of 2007, consistent with the plans announced with the Laserscope acquisition, we sold the Laserscope aesthetics business (see Note 3, Discontinued Operations and Sale of Aesthetics Business). We have presented the operations of this business as discontinued operations from the date of acquisition of July 20, 2006 through the date of disposal of January 16, 2007. As such, the following data excludes the results of the aesthetics business for all periods presented.
We distribute products through our direct sales force and independent sales representatives in the United States, Canada, Australia, Brazil and Western Europe. Additionally, we distribute products through foreign independent distributors, primarily in Europe, Asia, and South America, who then sell the products to medical institutions. No customer or distributor accounted for five percent or more of net sales during 2008, 2007 or 2006. Foreign subsidiary sales are predominantly to customers in Western Europe, Canada, Australia and Brazil and our foreign subsidiary assets are located in the same countries. At the end of 2008 and 2007, consolidated accounts receivable included $36.1 million and $46.5 million due from customers located outside of the United States.
The following table presents net sales and long-lived assets (excluding deferred taxes) by geographical territory. No individual foreign country’s net sales or long-lived assets are material.

(in thousands)	2008	2007	2006

United States
Net sales	$355,678	$334,258	$272,679
Long-lived assets	833,095	872,318	872,878

International
Net sales	145,963	129,670	85,639
Long-lived assets	17,092	18,165	15,723
14. Postretirement Benefits
We have an unfunded postretirement plan in the United States, which provides medical, dental, and life insurance benefits at reduced rates to certain retirees and their eligible dependents. Employees hired before 2000 are eligible if they meet age and service requirements and qualify for retirement benefits. We provide funds to the plans as benefits are paid. Effective December 30, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 158, SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS 158 requires us to recognize the status of our postretirement plan as a net asset or liability, with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity.
There was no change to our measurement date as a result of adopting SFAS 158 because our measurement date has historically been the end of our fiscal year.
The cost of our postretirement benefit plan (in thousands) was as follows:

	2008	2007	2006

Service cost	$183	$155	$115
Interest cost	208	175	163
Amortization of net prior service cost	(38)	(38)	(39)

Net benefit costs	$353	$292	$239

The following tables present reconciliations of the benefit obligation of the plan and the plan assets of the plan (in thousands):

	2008	2007

Change in benefit obligation
Benefit obligation at beginning of year	$3,272	$3,071
Service cost	183	155
Interest cost	208	175
Actuarial losses	386	59
Benefit payments	(163)	(188)

Benefit obligation at end of year	$3,886	$3,272

Change in plan assets
Fair value of assets at beginning of year	$—	$—
Actual return on plan assets	—	—
Employer contributions	163	188
Benefit payments	(163)	(188)

Fair value of plan assets at end of year	$—	$—

Amounts recognized in the statement of financial position consist of:

	2008	2007

Current	$(263)	$(226)
Long term	(3,623)	(3,046)

Net amount of accrued benefit cost	$(3,886)	$(3,272)

Amounts recognized in accumulated other comprehensive income consist of:

	2008	2007

Net actuarial loss (gain)	$194	$(192)
Net prior service cost	94	55

Total accumulated other comprehensive income	$288	$(137)

The net prior service cost in accumulated other comprehensive income consists of two components: one component for a negative plan amendment in 2000, and a second component for a positive plan amendment in 2006. These two components are being amortized differently, based on expected future service periods at the time of the amendment. In 2009, we estimate that the amortization of these two components from accumulated other comprehensive income will result in a net charge to net periodic benefit cost for $0.1 million.

The benefits expected to be paid in each of the next five fiscal years and the aggregate for the five fiscal years thereafter are projected as follows (in thousands):

2009	$264
2010	257
2011	260
2012	269
2013	295
2014-2018	1,790
The assumptions used in estimating the annual cost related to these plans include:

	2008	2007

Discount rate	5.75%	5.75%
Rate of future compensation increase	4.00%	4.00%
An average increase of 9.0 percent in the cost of covered health care benefits was assumed for 2008 and is projected to gradually decrease to 5.0 percent by 2016 and remain at that level thereafter. Because of the subsidy caps, the assumed health care cost trend rates have a slight effect on the amounts reported for our postretirement plan. A one-percentage-point change in the assumed health care cost trend rates would have the following effects (in thousands):

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost	$6	$(6)
Effect on post-retirement benefit obligation	57	(55)
15. Savings and Investment Plan
The AMS Savings and Investment Plan (the Plan) allows employees in the United States to contribute a portion of their salary to the Plan. We match a portion of these contributions. Additionally, through a profit sharing component we make additional contributions to the Plan based upon a percent of operating profit. The additional percentage contribution is established annually by senior management and the Compensation Committee of the Board of Directors. The Plan is intended to satisfy the requirements of Section 401(a) (27) of the Internal Revenue Code. All of our United States employees are eligible to participate in the Plan. Matching contributions of $3.3 million, $3.0 million and $2.1 million were made in 2008, 2007 and 2006, respectively. Profit sharing contributions were $3.7 million, $2.3 million and $3.0 million in 2008, 2007 and 2006, respectively.
16. Income Taxes
Components of our income (loss) from continuing operations before income taxes are as follows (in thousands):

Pretax income	2008	2007	2006

U.S.	$43,140	$11,323	$(41,319)
Foreign	7,018	5,310	3,036

Total	$50,158	$16,633	$(38,283)

Components of income tax expense for continuing operations are as follows (in thousands):

Income tax expense	2008	2007	2006

Current
Federal	$17,190	$433	$7,516
State	4,166	1,796	2,592
Foreign	2,002	1,708	1,063
Deferred
Federal	(3,761)	6,384	(972)
State	(791)	1,270	(909)
Foreign	517	297	179

Total	$19,323	$11,888	$9,469

A reconciliation of income tax expense for continuing operations computed at the United States statutory rate to our provision for income taxes is as follows (in thousands):

Income tax reconciliation	2008	2007	2006

Statutory rate	$17,556	$5,821	$(13,399)
State taxes	2,194	1,994	1,145
In-process research and development	—	—	23,971
Manufacturing tax incentives	(851)	—	(388)
Meals and entertainment	541	618	501
Foreign rate differential and other	80	(64)	253
Research and development credits	(917)	(1,085)	(1,044)
Stock-based compensation under SFAS 123(R)	738	1,098	1,276
Audit settlements and refund claim	(712)	(852)	(2,455)
Litigation settlement	—	4,256	—
Other	694	102	(391)

Total	$19,323	$11,888	$9,469

During 2008 and 2006, we recognized U.S. tax benefits related to a tax deduction for manufacturing activities, which resulted in a reduction in income tax expense of $0.9 million and $0.4 million, respectively. During 2007, due to the utilization of acquired net operating loss carryforwards, we did not realize a domestic manufacturing deduction benefit.
On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was signed into law by the U.S. government. This law retroactively reinstated the federal R&D credit for the year 2008 and as a result, our income tax expense was reduced by $0.9 million in 2008.
During 2008, we recognized $0.7 million in previously unrecognized tax benefits due to the settlement of an income tax audit. During 2007, we recognized $0.9 million in previously unrecognized tax benefits due to the settlement of an income tax audit. During 2006, we received a $2.4 million tax refund associated with the favorable agreement reached with the IRS involving the review of the 2001 and 2002 domestic income tax returns, which was recorded in the provision for income taxes.
During 2007, we recorded litigation settlement charges of $14.3 million, primarily due to the arbitration award to the former shareholders of CryoGen, Inc. (see Note 4, Litigation Settlements), with no related tax benefit.
In 2006, we completed the acquisitions of Laserscope and Solarant Medical, Inc. with amounts of $62.1 million and $2.1 million, respectively, allocated to in-process research and development. Such amounts were expensed and were not deductible for tax purposes, which resulted in no deferred tax benefit being recorded. In 2005, we completed the acquisition of Ovion Inc. with $13.6 million allocated to in-process research and development. Of this amount, $4.3 million and $9.3 million was expensed in 2006 and 2005, respectively. The amounts were not deductible for tax purposes and no deferred tax benefit was recorded.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income tax assets and liabilities at the end of 2008 and 2007 are as follows (in thousands):

	2008	2007
Deferred tax assets:
Federal net operating loss carryforwards	$9,618	$11,666
Reserves and allowances	9,730	8,877
Workforce, patents and license	2,975	3,174
Compensation accruals	3,888	4,774
FIN 48 accrued state tax and interest	1,593	1,766
Stock-based compensation under SFAS 123(R)	5,464	4,674
State net operating loss carryforwards and other credits	4,387	6,441
Federal credit carryforwards	—	3,273
Convertible debt issuance and transaction costs	1,678	1,635
Other	1,995	4,120
Valuation allowance	(504)	(1,354)

Total deferred tax assets	40,824	49,046

Deferred tax liabilities:
Goodwill	9,685	10,310
Prepaid insurance and other	1,286	1,405
Developed technology	2,969	16,157
Trademarks and royalty agreements	16,397	16,706
Contingent interest on debt	47,623	48,088

Total deferred tax liabilities	77,960	92,666

Net deferred tax liability	$(37,136)	$(43,620)

On January 3, 2009, we have tax effected foreign tax loss carryforwards of approximately $0.4 million with no expiration. Realization of future tax benefits related to these net deferred assets is dependent on many factors, including the ability to generate taxable income in the related jurisdictions. We believe that future foreign income will be sufficient to realize these loss carryforwards and accordingly have not provided a valuation allowance against these assets.
The valuation allowance as of January 3, 2009 of $0.5 million relates to foreign tax credit carryforwards. The decrease in the valuation allowance compared to the 2007 recorded amount of $1.4 million primarily relates to the removal of a deferred tax asset and the related full valuation allowance against this deferred tax asset of a foreign entity that is in the process of being dissolved.
We have U.S. federal tax loss carryforwards of approximately $27.5 million which are realizable under IRC Section 382. They expire between 2018 and 2026. Management believes that future taxable income will be sufficient to realize these tax loss carryforwards and has established a deferred tax asset of $9.6 million.
As of January 3, 2009, undistributed earnings of international subsidiaries of approximately $12.7 million were considered to have been reinvested indefinitely and, accordingly, we have not provided U.S. taxes on such earnings.

We adopted the provisions of FIN 48 on fiscal year beginning December 31, 2006. As a result of the implementation of FIN 48, we recognized a $2.1 million increase in the liability for unrecognized tax benefits (UTBs). This increase in liability resulted in a decrease to our beginning retained earnings balance of $0.3 million. The amount of UTBs at December 31, 2006 was $7.0 million, net of federal income tax benefit on state issues and federal and state income tax benefits on interest expense.

					Unrecognized
	Gross				Income Tax
	Federal,	Accrued	Gross UTBs,	Deferred	Benefits, Net of
	State and	Interest and	including	Federal and	Deferred Federal
	Foreign	Penalties on	interest and	State Income	and State
(in thousands)	UTBs	UTBs	penalties	Tax Benefits	Benefits

Balance at December 31, 2006	$7,577	$354	$7,931	$(943)	$6,988
Additions for tax positions related to a prior period	5,714	331	6,045	(840)	5,205
Additions for tax positions related to the current period	959	—	959	(82)	877
Reductions related to the closing of Statutes of Limitations	(541)	(128)	(669)	99	(570)
Reductions related to settlements with tax authorities	(852)	—	(852)	—	(852)

Balance at December 29, 2007	12,857	557	13,414	(1,766)	11,648

Additions for tax positions related to a prior period	2,664	145	2,809	24	2,833
Additions for tax positions related to the current period	944	—	944	(97)	847
Reductions related to the closing of Statutes of Limitations	—	—	—	—	—
Reductions related to settlements with tax authorities	(1,514)	(326)	(1,840)	246	(1,594)

Total UTBs that, if recognized, would impact the effective income tax rate as of January 3, 2009	$14,951	$376	$15,327	$(1,593)	$13,734

We have classified all of our liability for unrecognized tax benefits as of January 3, 2009 as a non-current liability, as no payments are anticipated within one year. We recognize accrued interest and penalties related to unrecognized tax benefits in our tax provision in the Consolidated Statements of Operations, which is consistent with the recognition of these items in prior reporting periods. The balance of accrued interest and penalties at the reporting periods is presented in the table above.
We have no federal income tax audits under way at the current time. Our federal returns are subject to examination for 2006 and subsequent years.
State and foreign income tax returns are generally subject to examination for a period of three to four years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.
We do not expect any significant change in the amount of unrecognized tax benefits during the next 12 months.

17. Quarterly Financial Data (unaudited; in thousands, except per share data)
The following table presents quarterly financial data for 2008 and 2007 and has been retroactively adjusted for the adoption of FSP APB 14-1 (see Note 1, Business Description, Significant Accounting Policies and Adjustments). In our opinion, this quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the unaudited quarterly results. In the first quarter of 2007, consistent with the plans announced with the Laserscope acquisition, we sold the Laserscope aesthetics business (see Note 3, Discontinued Operations and Sale of Aesthetics Business). As such, the results of operations of the aesthetics business have been classified as discontinued operations through the date of disposal of January 16, 2007.

	2008				2007
	First	Second	Third	Fourth	First	Second	Third	Fourth

	13 weeks	13 weeks	13 weeks	14 weeks	13 weeks	13 weeks	13 weeks	13 weeks
Net sales	$120,362	$129,797	$117,468	$134,014	$108,385	$116,453	$109,041	$130,049
Gross profit	91,372	100,612	92,605	105,955	82,030	89,324	84,600	102,382
Operating income	20,489	28,093	17,557	21,242	14,746	21,223	17,760	7,557
Income (loss) from continuing operations	6,087	11,818	3,505	9,425	2,428	5,348	4,875	(7,907)
Net income (loss)	6,087	11,818	3,505	9,425	1,737	5,348	4,875	(7,907)

Net income (loss) per share:
Basic net income (loss) from continuing operations	$0.08	$0.16	$0.05	$0.13	$0.03	$0.07	$0.07	$(0.11)
Discontinued operations, net of tax	—	—	—	—	(0.01)	—	—	—

Basic net income (loss)	$0.08	$0.16	$0.05	$0.13	$0.02	$0.07	$0.07	$(0.11)

Diluted net income (loss) from continuing operations	$0.08	$0.16	$0.05	$0.13	$0.03	$0.07	$0.07	$(0.11)
Discontinued operations, net of tax	—	—	—	—	(0.01)	—	—	—

Diluted net income (loss)	$0.08	$0.16	$0.05	$0.13	$0.02	$0.07	$0.07	$(0.11)

In the first quarter of 2008, we recorded $8.1 million of interest expense related to our Convertible Notes issued on June 27, 2006 and our senior secured Credit Facility entered into on July 20, 2006 (see Note 9, Debt). During the second quarter of 2008, we recorded $6.8 million of interest expense related to our long-term debt. We also recorded a charge of $1.1 million for the final negotiated settlement of distributor terminations related to the Laserscope acquisition. Royalty income during the quarter included a one-time royalty payment of $1.5 million related to a portion of our urinary incontinence technology acquired in 2006. In addition, we recorded a $1.2 million gain resulting from Iridex’s payment of receivables related to our disposal of the Laserscope aesthetics business, for which we had previously established reserves. In the third quarter of 2008, we recorded $7.5 million of one-time in-process research and development (IPR&D) charges related to a milestone payment to BioControl Medical, Ltd. (BioControl), from whom we acquired certain issued patents and other assets during 2006. Also during the quarter, other income (expense) decreased approximately $1.7 million compared to the third quarter of 2007, primarily due to the impact of fluctuations in foreign currencies, mainly the Euro, against the U.S. dollar on foreign denominated inter-company receivables and payables. Partially offsetting this fluctuation were net gains from final payments and adjustments related to our disposal of the Laserscope aesthetics business, gains on the settlement of certain derivative contracts, and income from license and milestone fees from an agreement to license one of our technologies. Interest expense during the third quarter was $6.2 million. During the fourth quarter of 2008, we recorded an acceleration of amortization of $17.1 million related to certain developed technology intangible assets for which the carrying value of the assets exceeded the present value of our forecasted cash flows related to the technologies (see Note 6, Goodwill and Intangible Assets). Also during the fourth quarter, we recorded a gain of $5.6 million related to the extinguishment of a portion of our convertible notes (see Note 9, Debt). Interest expense related to our long-term debt was $6.4 million in the fourth quarter. Other income (expense) declined approximately $3.5 million from the prior year period, driven primarily by the impact of fluctuations in foreign currencies against the U.S. dollar.
In the first quarter of 2007, we recorded $9.6 million of interest expense related to our Convertible Notes and our Credit Facility. In addition, during the first quarter we recorded other income of $1.6 million related to our settlement agreement with Celsion Corporation (Celsion). This payment settled prior claims under the patent infringement suit we filed against Celsion in September 2006. During the second quarter of 2007, we recorded $9.6 million of interest expense related to our long-term debt. Royalty income in the third quarter of 2007 was $3.5 million and included a one-time paid up license of our microwave therapy technology from Celsion. No further payments are owed under the Celsion agreement. Interest expense during the third quarter was $9.5 million. In the fourth quarter of 2007, we recorded $7.5 million of one-time IPR&D charges related to a milestone payment to BioControl. We also recorded litigation settlements of $14.3 million during the quarter, consisting primarily of an arbitration settlement related to our prior acquisition of CryoGen, Inc. which we acquired in 2002 (see Note 4, Litigation Settlements). This arbitration settlement adversely impacted our 2007 tax provision in our consolidated statement of operations. Interest expense during the fourth quarter was $9.1 million.
Quarterly and annual earnings per share are calculated independently based on the weighted average number of shares outstanding during the period.
Sales and operating results have varied and are expected to continue to vary significantly from quarter to quarter as a result of seasonal patterns, with the first and third quarters of each year typically having lower sales and the fourth quarter of each year typically having the highest sales.